Exhibit 10.1

ASSET PURCHASE AND CONTRIBUTION AGREEMENT

by and among

Elco Landmark Residential Management LLC,

Elco Landmark Residential Holdings LLC,

Elco Landmark Residential Holdings II LLC

and

Landmark Apartment Trust of America Holdings, L.P.

Dated as of March 13, 2013

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Sub-Manager Agreement
Exhibit D	Form of Promissory Note
Exhibit E	Form of Restricted Units Agreement
Exhibit F	Form of Pipeline Restricted Units Agreement
Exhibit G	Form of Pipeline Promissory Note
Exhibit H	Form of License Agreement
Exhibit I	Form of Trademark Assignment
Exhibit J	Form of IP Assignment
Exhibit K	Form of Timbercreek Consent
Exhibit L	Form of Timbercreek Voting Agreement
Exhibit M	Form of Pipeline Management Agreement
Exhibit N	Form of Joinder Agreement
Exhibit O	Form of Jupiter Lease

Schedule 1.01	Financial Statements
Schedule 2.02(b)	Assumed Contracts
Schedule 2.02(c)	Intellectual Property
Schedule 2.02(g)	Other Assets

Schedule 2.02(h)	Personal Property Leases
Schedule 2.02 (i)	Rights to Certain Payments
Schedule 2.02 (j)	Rights to Refunds, Rebates, etc.
Schedule 2.03(q)	Other Excluded Assets
Schedule 3.05(a)	ELRH II Properties
Schedule 3.05(b)	Construction Management Agreement
Schedule 5.01(a)	Organization
Schedule 5.03	Non-Contravention
Schedule 5.04	Debt/Liens
Schedule 5.06(a)	Consents
Schedule 5.06(b)	Permits
Schedule 5.06(c)	Property Owners
Schedule 5.07	Tangible Personal Property; Sufficiency of Assets
Schedule 5.08	Intellectual Property
Schedule 5.09	Compliance with Laws; Litigation
Schedule 5.10(a)	Management Fees & Financial Statements
Schedule 5.11	Absence of Changes
Schedule 5.13	Real Property Leases/Security Deposit Accounts
Schedule 5.14	Material Contracts
Schedule 5.15	Bank Accounts
Schedule 5.16	Insurance
Schedule 5.17	Employees
Schedule 5.18(a)	Employee Benefit Plans
Schedule 5.24	Related Party Transactions
Schedule 6.05	Buyer’s Brokers
Schedule 7.10	Employee Matters
Schedule 8.03(b)	Consents for Closing

ii

ASSET PURCHASE AND CONTRIBUTION AGREEMENT

THIS ASSET PURCHASE AND CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of March 13, 2013, by and among LANDMARK APARTMENT TRUST OF AMERICA HOLDINGS, L.P., a Virginia limited partnership (“Buyer”), ELCO LANDMARK RESIDENTIAL MANAGEMENT LLC, a Delaware limited liability company (“Seller”), ELCO LANDMARK RESIDENTIAL HOLDINGS LLC a Delaware limited liability company (“ELRH”) and ELCO LANDMARK RESIDENTIAL HOLDINGS II LLC, a Delaware limited liability company (“ELRH II”). Buyer, Seller, ELRH and ELRH II are sometimes collectively referred to herein as the “Parties” and individually referred to herein as a “Party.”

RECITALS:

A. Seller is engaged in the business of providing property management and related services (the “Services”) for multi-unit residential real estate properties, including those that are owned or leased by affiliates of Seller (the “Business”).

B. Seller is a wholly owned subsidiary of ELRH. ELRH II is an Affiliate of ELRH. On December 31, 2012, Seller sold all of its assets and liabilities relating to the Business, except for the Contributed Property Management Agreements and its Timbercreek Rights, to ELRH II. ELRH, at the same time, sold its Timbercreek Class A Units and Timbercreek Class B Units to ELRH II. ELRH retained ownership of its Timbercreek Rights.

C. Subject to the terms and conditions set forth in this Agreement, Seller desires to contribute the Contributed Property Management Agreements and its Timbercreek Rights and any remaining assets relating to the Business, subject to certain liabilities, to Buyer in exchange for limited partnership interests in Buyer.

D. Subject to the terms and conditions in this Agreement, ELRH II desires to partially sell and to partially contribute to Buyer all of the assets, properties and rights of ELRH II used in, arising out of or otherwise related to the Business, including the Management Agreements related to Non-Contributed Properties and all other assets it acquired from Seller, subject to specified liabilities, plus ELRH II’s Pipeline Assets and all of its economic interests in the Timbercreek Class B Units, with the remaining interests in the Timbercreek Class B Units to be acquired as set forth in the Timbercreek Consent, in return for limited partnership interests in Buyer, a Promissory Note and the right, as and when Pipeline Assets are realized as provided herein, to sell, all or in part, or contribute, all or in part, the right to manage such Pipeline Assets in return for limited partnership interests in, or Pipeline Promissory Notes issued by, Buyer. In addition, ELRH II desires, on or prior to the date that is 18 months after the Closing Date, to sell to Buyer its Timbercreek Class A Units and Buyer desires to so acquire the Timbercreek Class A Units from ELRH II (subject to certain voting limitations as described in the Timbercreek Consent), in return for cash consideration as provided herein.

E. Subject to the terms and conditions of this Agreement, ELRH desires to contribute to Buyer its Timbercreek Rights, in exchange for limited partnership units in Buyer.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows.

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement (including the Schedules), the following terms shall have the meanings set forth below:

“Accounts Receivable” has the meaning set forth in Section 2.03(p).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assignment and Assumption Agreement” has the meaning set forth in Section 4.03(a).

“Assumed Contracts” means: (i) all Contracts listed on Schedule 2.02(b); (ii) all Contracts entered into by Seller or ELRH II between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume; and (iii) the Personal Property Leases; provided, however, that Assumed Contracts shall not include Excluded Assets.

“Assumed Employee Liabilities” has the meaning set forth in Section 2.03(h).

“Assumed Liabilities” has the meaning set forth in Section 2.04.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following:

(a) a court of competent jurisdiction enters a decree or order for relief in an involuntary case under applicable bankruptcy, insolvency, or other similar Law now or hereinafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official for such Person or for any substantial part of such Person’s property, or ordering the winding up or liquidation of its affairs;

(b) such Person commences a voluntary case under any applicable bankruptcy, insolvency, or other similar Law now or hereinafter in effect, or consents to the entry of an order for relief in an involuntary case under any such Law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official for such Person or for any substantial part of such Person’s property, or makes any general assignment for the benefit of creditors, or fails generally to, or admits in writing its inability, to pay debts as they become due; or

(c) an insolvency case under any applicable bankruptcy, insolvency, or other similar Law now or hereinafter in effect, is commenced against such Person or for the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official for such Person or for any substantial part of such Person’s property and such proceeding is not dismissed or stayed within forty-five (45) days of the commencement thereof.

“Benefit Plans” means any “employee benefit plan” as defined in Section 3(3) of ERISA and any other plans, programs, policies, agreements or arrangements, etc., that provide compensation or other benefits to any employee of Seller or ELRH II, whether or not subject to ERISA, currently maintained, sponsored or contributed or required to be contributed to by Seller, ELRH II or any ERISA Affiliate or with respect to which Seller, ELRH II or any ERISA Affiliate has any current or potential liability or obligation.

“Books and Records” means original or true and complete copies of all of the books, records, files, data and information of Seller and ELRH II (including customer and supplier lists, financial and accounting records, purchase orders and invoices, sales orders, credit and collection records, repair files, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, production and quality control records, lists of and correspondence and miscellaneous records with respect to customers, suppliers, representatives and all other general correspondence) of Seller and ELRH II.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or other day on which banking institutions in the Commonwealth of Virginia are authorized or required by law or other governmental action to close.

“Business Value” means the aggregate value of the Business, inclusive of ELRM’s Contributed Property Management Agreements, the ELRH II Contributed Assets and the ELRH II Sale Assets, which value the parties have agreed is Sixteen Million One Hundred Ninety Four Thousand Five Hundred Thirty-Two Dollars ($16,194,532).

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.02.

“Buyer Losses” has the meaning set forth in Section 9.02.

“Buyer Transaction Documents” means this Agreement and all documents, agreements and certificates to be executed by Buyer in connection with the transactions contemplated by this Agreement, including the Jupiter Lease, the Tampa Consent, the IDB Consent, the Timbercreek Consent, the Timbercreek Voting Agreement, the Promissory Note, the Restricted Units Agreement, the Pipeline Earn-Out Restricted Units Agreement, and the certificates and agreements required to be executed and delivered by Buyer hereunder.

“Cash Equivalents” means all cash equivalents and cash items of any kind whatsoever, money market instruments, marketable securities, other securities, commercial paper, short term investments or deposits in banks or other financial institution accounts of any kind, and rights in and to all such accounts (other than the Managed Properties Security Deposits).

“Closing” has the meaning set forth in Section 4.01.

“Closing Date” has the meaning set forth in Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information, including trade secrets, concerning the Business that is not already generally available to the public.

“Construction Management Agreements” shall mean the various Construction Management Agreements entered into with the Property Owners and with the Persons owning the Pipeline Management Agreements existing at Closing including those identified on Schedule 3.05(b).

“Contracts” means all contracts, agreements, leases of personal property, leases of real property, the Management Agreements, consulting agreements, disposition agreements, notes, bonds, indentures, arrangements, consensual obligations, promises, undertakings, (whether oral and whether express or implied) or license or sub-license agreements (including but not limited software licenses and licenses of Intellectual Property), relationships and commitments and invoices related thereto, in each case, to which Seller, ELRH or ELRH II is a party, relating to the Business, or to which the Purchased Assets are otherwise bound and which is legally binding.

“Contributed Property Management Agreements” means a portion of the Purchased Assets consisting of the nineteen Management Agreements related to Managed Properties that are owned, directly or indirectly, in whole or in part, by Buyer and all of Seller’s rights under the Support Services Agreement related thereto.

“Debt” means, when used with reference to any Person, without duplication: (a) any monetary obligations of such Person created or assumed by such Person, or any Subsidiary thereof, (i) for borrowed money, (ii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the ordinary course of such Person’s business), (iii) for the payment of money as lessee under leases that are required to be, in accordance with GAAP, recorded as capital leases for financial reporting purposes, (iv) for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction or (v) under interest rate or currency swap transactions (valued at the termination value thereof); (b) any liability of others described in the preceding clause (a) guaranteed as to payment of principal or interest by such Person or in effect guaranteed by such Person through an agreement, contingent or otherwise, to purchase, repurchase or pay the related indebtedness or to pledge the security therefor; (c) all liabilities or obligations secured by a Lien (other than Permitted Liens) upon property owned by such Person and/or upon which liabilities or obligations such Person customarily pays interest or principal, whether or not such Person has assumed or become liable for the payment of such liabilities or obligations; and (d) any amendment, renewal, extension, revision or refunding of any such liability or obligation.

“Earn-Out Period” shall mean the period beginning on the Closing Date and ending on the one-year anniversary of such date.

“Effective Time” means 12:01 a.m. (New York City time) on the Closing Date.

“ELRH” has the meaning set forth in the preamble to this Agreement.

“ELRH Contributed Assets” means a portion of the Purchased Assets consisting of ELRH’s economic interests in the Timbercreek Operating Agreement.

“ELRH II” has the meaning set forth in the preamble to this Agreement.

“ELRH II Business Value” means the value of the portion of the portion of the Business consisting of the ELRH II Contributed Assets and the ELRH II Sale Assets, which aggregate value the parties have agreed is Twelve Million Seventy Seven Thousand Ninety-Two Dollars ($12,077,092).

“ELRH II Contributed Assets” means a portion of the Purchased Assets consisting of ELRH II’s economic interests in 100 Timbercreek Class B Units, the Non-Contributed Property Management Agreements and all of the other assets of the Business owned by ELRH II, which portion is being conveyed hereunder to Buyer in exchange for Restricted Units.

“ELRH II Contribution Portion” means the value of the portion of the Business consisting of the ELRH II Contributed Assets, which value the parties have agreed is Two Million Seventy Seven Thousand Four Hundred Forty Dollars ($2,077,440).

“ELRH II Properties” means the multi-unit residential properties owned, directly or indirectly, in whole or in part, by ELRH II as of the Closing Date, as reflected in Schedule 3.05(a), and as may be acquired, directly or indirectly, in whole or in part, by ELRH II.

“ELRH II Sale Assets” means a portion of the Purchased Assets consisting of all of the assets of the Business except the Contributed Property Management Agreements, the Excluded Assets and the ELRH II Contributed Assets.

“ELRH II Sale Portion” means the value of the portion of the Business consisting of the ELRH II Sale Assets, which value the parties have agreed is Ten Million Dollars ($10,000,000).

“ELRM Business Value” means the value of the portion of the Business consisting of the Contributed Property Management Agreements, which value the parties have agreed is Four Million One Hundred Seventeen Thousand Ninety-Two Dollars ($4,117,092).

“Employee Plans” has the meaning set forth in Section 5.18(a).

“Employees” means all individuals who are employed in the Business by Seller or ELRH II as of the Effective Time, whether actively employed, on approved leave of absence or layoff or on salary continuation, sickness or accident or disability leave.

“Encumbrances” has the meaning set forth in Section 2.01.

“Entry Date” means, with respect to each Pipeline Management Agreement entered into after the date hereof but prior to expiration of the Earn-Out Period, the commencement date of such Pipeline Management Agreement as set forth therein.

“Environmental Laws” means all laws concerning public or workplace health and safety or pollution or protection of the environment, flora, fauna or natural resources, including but not limited to, the Comprehensive Environmental Response, Compensation & Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Toxic Substances and Control Act, 15 U.S.C. § 2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each entity that is a member of a controlled group or affiliated service group of which Seller or ELRH II is a member or that is treated as a single employer with Seller or ELRH II under Section 414(b), 414(c), 414(m) or 414(o) of the Code or ERISA.

“Excluded Assets” has the meaning set forth in Section 2.03.

“Financial Statements” means, collectively, (a) the audited consolidated balance sheet of ELRH and its Affiliates, including Seller, as of December 31, 2011, together with the related audited statements of income, retained earnings, and cash flows of Seller and its consolidated Affiliates for the 12-month period ended December 31, 2011 (including the notes thereto and any other information included therein), (b) the September 2012 Financial Statements, (c) the unaudited statement of operations of Seller for the period of October 1, 2011 through September 30, 2012, and (d) the unaudited balance sheet of Seller as of November 30, 2012, each of which described in clauses (a), (b), (c) and (d) above, in each case, attached hereto as Schedule 1.01 and, as to clauses (a) and (b) above, prepared in accordance with GAAP.

“Final PMA Value” shall mean, with respect to each Pipeline Management Agreement, the value of such Pipeline Management Agreement determined by multiplying 2.699 time the actual gross revenue generated from such Pipeline Management Agreement during the period from the Entry Date to the first anniversary of the Entry Date.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“Governmental Body” means any foreign, federal, state, local or other governmental authority, judicial body or regulatory body.

“Governing Documents” means the charter, certificate or articles of incorporation, certificate or articles of organization, bylaws, operating agreement or other governing instruments of an entity.

“Governmental Authority” means any domestic, federal, territorial, state or local governmental authority, or any instrumentality, court, legislative body, commission, tribunal or organization of any such governmental authority, or any regulatory, administrative or other agency of any such governmental authority, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substances” means any (a) chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances” or any other term or expression intended to define, list, regulate or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import) as defined in, the subject of, or that could give rise to liability under, any Environmental Law, (b) oil, petroleum, petroleum fraction, petroleum additive (including methyl tertiary butyl ether) or petroleum derived substance, (c) flammable substances or explosives, (d) radioactive materials, (e) asbestos or asbestos-containing materials, (f) urea formaldehyde foam insulation, (g) polychlorinated biphenyls, and (h) lead-based paint, including, in each case, any mixture or solution thereof.

“IDB Consent” shall mean the consent to the transactions contemplated hereby by Israel Discount Bank of New York (or its applicable Affiliates) pursuant to the Loan Documents defined in that certain (i) Amended and Restated Grid Promissory Note dated March 31, 2011 and (ii) Demand Promissory Note dated June 28, 2012 (collectively, the “IDB Loans”).

“Indemnified Party” has the meaning set forth in Section 9.04(a).

“Indemnifying Party” has the meaning set forth in Section 9.04(a).

“Initial PMA Value” shall mean the projected value of a Pipeline Management Agreement, which projected value shall be agreed upon by ELRH II and Buyer, and which shall be supported by reasonable evidence and pro forma evidence by ELRH II, at the time of execution of a Pipeline Management Agreement and which shall equal 2.699 times the projected gross receipts, as reasonably determined by Buyer and ELRH II, that Buyer will earn under such Pipeline Management Agreement from its Entry Date to the first anniversary thereof.

“Initial Value” shall have the meaning set forth in the definition of Management Agreement Value.

“Insurance Policy” has the meaning set forth in Section 5.16.

“Intellectual Property” means all patents, trademarks, trade names, service marks, service names, trade dress, logos, copyrights and domain names, including but not limited to the phrase “Elco Landmark Residential Management,” and the phrase Landmark Residential Management and any registrations, applications and renewals for any of the foregoing, and all other intellectual property rights in inventions, trade secrets, manufacturing processes, know how, confidential and proprietary information, ideas, developments, drawings, specifications, bills of material, supplier lists, marketing information, sales and promotional information, business plans, computer software, test reports, component lists, manuals, instructions, catalogs, processes, designs, and registrations and applications for registration therefor, model numbers, telephone numbers, web addresses, web sites, electronic records of drawings and tooling and other electronic engineering tools, and all other proprietary rights, in each case, owned or licensed by Seller and/or used in the Business, together with all claims, damages and rights for past, present and future infringement, misappropriation, unauthorized use or disclosure, or other violation thereof, and all copies and tangible embodiments thereof (in whatever form or medium, including electronic), including all patent infringement, validity, patentability, and other legal opinions or investigations, all file histories, prior art and prior art searches, all attorney work product, all patent, trademark, and copyright files and file wrappers, and all other legal files and materials.

“IP Assignment” shall mean the IP Assignment Agreement to be entered into by ELRH, ELRH II, Seller and Buyer (or an Affiliate thereof), substantially in the form attached hereto as Exhibit J.

“IPO” means a public offering of the capital stock of LATA pursuant to a registration statement filed with the U.S. Securities and Exchange Commission and related listing of such capital stock on the New York Stock Exchange or The Nasdaq Stock Market.

“IRS” means Internal Revenue Service.

“Issue Date” shall have the meaning set forth in Section 3.01.

“Joinder Agreement” shall mean the form of Joinder Agreement for each holder of Restricted Units to execute to become a limited partner of Buyer in accordance with the terms of its Partnership Agreement, each substantially as set forth as Exhibit N hereto.

“Jupiter Office Lease” means that certain office lease, to be entered into and dated as of the Closing Date, by and between Marlu Associates, Ltd. as landlord, and an affiliate of Buyer to be designated by Buyer at Closing, as tenant.

“JV Consents” has the meaning set forth in Section 5.06(a).

“Knowledge of Seller” means the actual knowledge of any one or more of Joseph G. Lubeck, James Miller or Elizabeth Truong and such knowledge that any such Person should have had following a reasonable investigation in the course of such Person’s duties on behalf of Seller, ELRH, ELRH II and their respective Affiliates.

“LATA” means Landmark Apartment Trust of America, Inc., a Maryland corporation that is the sole general partner of Buyer.

“Law” means any law, statute, code, ordinance, rule, regulation, decision, injunction, ruling, verdict, judgment, order, award, decree or other requirement enacted, adopted, issued or promulgated by any Governmental Authority, including common law.

“Legal Requirement” means any domestic or foreign law, constitution, common law principal, ordinance, code statute, judgment, injunction, decree, order, rule or governmental regulation, as well as any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation.

“Lender Consents” has the meaning set forth in Section 5.06(a).

“Liabilities” has the meaning set forth in Section 5.22.

“License Agreement” means that certain License Agreement to be entered into on the Closing Date by ELRH, ELRH II and Seller, in the form set forth in Exhibit H attached hereto.

“Liens” means any lien, mortgage, security interest, Tax lien, attachment, levy, charge, claim, restriction, imposition, pledge, easement, covenant, encroachment, encumbrance, conditional sale or title retention arrangement, or any other interest in property or assets (or the income or profits therefrom), in each case, designed to secure the repayment of indebtedness, whether consensual or nonconsensual and whether arising by agreement or under any Law or otherwise.

“Limited Partnership Agreement” means the Limited Partnership Agreement of Buyer entered into by LATA, as the sole general partner of Buyer, and the limited partners name therein or who have signed joinders thereto, as amended to the date hereof.

“Losses” means, collectively, all liabilities, obligations, damages, deficiencies, losses, claims, actions, suits, proceedings, judgments, interest, fines, demands, awards, assessments, out-of-pocket costs, Taxes, payments, penalties and expenses.

“Managed Properties” means all multi-unit residential properties in which ELRH or ELRH II has a direct or indirect ownership interest or with respect to which Seller or ELRH II, or an Affiliate thereof, provides property management services as of the Closing Date, excluding any Pipeline Assets and any properties indirectly owned through ownership of the Timbercreek Class A Units or Timbercreek Class B Units. As of the Closing Date, certain of the Managed Properties are owned, directly or indirectly, by Buyer and the Non-Contributed Properties are owned, directly or indirectly, in whole or in part, by ELRH or ELRH II.

“Managed Properties Security Deposits” means all tenant security deposits held or controlled by Affiliates of Seller in connection with the apartment units in the Managed Properties.

“Management Agreements” has the meaning set forth in Section 5.14(a)(xviii).

“Management Agreement Value” means, with respect to each Management Agreement related to a Non-Contributed Asset, an amount that, as of the date of calculation, is equal to the difference between (i) the product of (A) 2.699 multiplied by (B) the gross annual management fees to be paid pursuant to such Management Agreement as reflected in the third column on the chart set forth in Schedule 5.06(a) (“Initial Value”), less (ii) one-sixtieth (1/60th) of the Initial Value for each month such Management Agreement remained in effect from the Closing Date to the date such Management Agreement is terminated.

“Material Adverse Effect” means any state of facts, event, change or effect that has had, has, or could reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations, financial condition of Seller or condition of the Purchased Assets, in each case, taken as a whole, or on the ability of Seller to consummate the transactions contemplated hereby; provided, that the term “Material Adverse Effect” shall not include any facts, event, change or effect arising from (a) changes in the United States or foreign economies, interest rates, capital markets in general or the geographic market in which Seller operates, or changes in Seller’s industry other than effects of any changes which adversely affect Seller to a materially greater extent than its competitors in the applicable industries in which Seller competes, (b) changes in any Law or other requirement of any Governmental Authority other than effects of any changes which adversely affects Seller to a materially greater extent than its competitors in the applicable industries in which Seller competes, (c) any national or international political or social event or occurrence (including military conflicts and acts of terrorism), (d) general public awareness of the execution or announcement of this Agreement or the consummation of the transactions contemplated hereby (including any changes in relationships between Seller and any of its customers or suppliers arising therefrom), (e) any action taken or caused by Buyer, (f) any action taken by Seller with the consent of Buyer, (g) the failure of Seller to meet any internal projections or forecasts, (h) changes or events that exist or have occurred as of the date of this Agreement and have been reflected in this in this Agreement or the Seller Representation Schedules or (i) the initiation by any Person other than Seller of proceedings under Chapter 11 of the United States Bankruptcy Code.

“Material Contracts” has the meaning set forth in Section 5.14(a).

“Non-Contributed Properties” means each Managed Property that, as of the Closing Date, is owned directly or indirectly, in whole or in part, by ELRH or ELRH II.

“Notice of Claim” has the meaning set forth in Section 9.04(a).

“Offering” has the meaning set forth in Section 3.04(a).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practices of Seller in taking or refraining to take any particular action (including with respect to the quantity and frequency thereof).

“Other Consents” has the meaning set forth in Section 5.06(a).

“Outside Date” shall mean March 28, 2013.

“Parties” or “Party” has the meaning set forth in the preamble to this Agreement.

“Permits” means all permits, licenses, franchises, privileges, immunities, approvals, qualifications, registrations, certificates and other authorizations and similar rights granted by or obtained from any Governmental Authority.

“Permitted Liens” means all Liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable, and liens upon Management Agreements imposed by the loan documents that are Encumbrances on the Managed Properties as set forth on Schedule 5.06(a).

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, Governmental Authority, estate, trust or other entity or organization.

“Personal Property Leases” shall mean each lease to which Seller or ELRH II is bound, as lessee, to lease any personal property, including those set forth in Schedule 5.14.

“Pipeline Assets” means the multi-unit residential real estate properties that ELRH II acquired after February 1, 2013, or plans, as of the date hereof, to acquire, in whole or in part, directly or indirectly, and which the owner thereof may cause to be managed by an Affiliate of Buyer pursuant to a Pipeline Management Agreement entered into during the Earn-Out Period.

“Pipeline Consideration” means the Pipeline Restricted Units and Pipeline Promissory Note that Buyer will issue to ELRH II at Closing, if applicable, and thereafter in return for ELRH II’s contribution of Pipeline Management Agreements at Closing, if applicable, and during the Earn-Out Period, as set forth herein.

“Pipeline Management Agreements” shall mean each property management agreement entered into by Buyer or its affiliate with the applicable owner of a Pipeline Asset between February 1, 2013 and the Closing Date, and those entered into during the Earn-Out Period, each of which shall be substantially similar to the form of Pipeline Management Agreement attached as Exhibit M hereto.

“Pipeline Promissory Note” shall mean each promissory note substantially in the form set forth on Exhibit G, providing for interest on the principal amount thereof at the rate of three percent (3%) per annum, which may be paid or accrued to maturity at the election of Buyer, with all principal and accrued but unpaid interest due on the earlier to occur of (i) the fifth anniversary of the Closing Date or an IPO, providing for the payment of Pipeline Consideration.

“Pipeline Restricted Units” shall mean the Restricted Units issued to ELRH II in return for the contribution of Pipeline Management Agreements, which Restricted Units shall be subject to the Pipeline Restricted Units Agreement.

“Pipeline Restricted Units Agreement” shall mean the agreement substantially in the form set forth on Exhibit F, providing for the grant and cancellation of Pipeline Restricted Units.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of the Straddle Tax Period beginning after the Closing Date and ending at the end of the Straddle Tax Period.

“Post-Closing Taxes” means all Taxes of Seller and ELRH II with respect to any Post-Closing Tax Period.

“Pre-Closing Tax Period” means the Tax period ending on or before the Closing Date, and the portion of the Straddle Tax Period beginning before the Closing Date and ending on the Closing Date.

“Pre-Closing Taxes” means all Taxes of Seller and ELRH II with respect to any Pre-Closing Tax Period.

“Promissory Note” means the promissory note issued by Buyer to ELRH II at Closing and the Promissory Note that may be issued by Buyer after Closing pursuant to Section 3.04(b), providing for interest on the principal amount thereof at the rate of three percent (3%) per annum, which may be paid or accrued to maturity at the election of Buyer, with all principal and accrued but unpaid interest due on the earlier to occur of (i) the fifth anniversary of the Closing Date or (ii) an IPO, substantially in the form of Exhibit D attached hereto.

“Property Owner” means the owner of each of the Managed Properties.

“Purchase and Contribution Consideration” means an amount equal to the Business Value (inclusive of the ELRM Business Value and ELRH II Business Value), the Pipeline Consideration and the Timbercreek Consideration, subject to adjustment as set forth in Section 3.02 and Section 3.03.

“Purchased Assets” has the meaning set forth in Section 2.02.

“Recoverable Proceeds” has the meaning set forth in Section 9.07.

“Registrations” has the meaning set forth in Section 5.08.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, releasing, migrating or disposing into the environment of any Hazardous Substance in violation of any Environmental Law.

“Remaining Timbercreek Rights” means all rights of Seller, ELRH, ELRH II or their affiliates, related to the Timbercreek Class A Units, Timbercreek Class B Units, Timbercreek Holding, Timbergercreek Holding Limited Partnership Agreement, Timbercreek Limited Partnership Agreement, Timbercreek Operating Agreement, Timbercreek Partnership and Timbercreek Rights Subcontract.

“Restricted Period” has the meaning set forth in Section 7.09(a).

“Restricted Units” means common units of limited partnership interest in Buyer as such units are described in the Limited Partnership Agreement, each unit having, for all purposes under this Agreement, an agreed value of Eight and 15/100 Dollars ($8.15).

“Restricted Units Agreement” means each agreement, substantially in the form of Exhibit E, providing for the grant and cancellation of Restricted Units delivered to Seller, ELRH or ELRH II, as applicable, as payment of a portion of the Purchase and Contribution Consideration.

“Securities Act” has the meaning set forth in Section 5.25(a).

“Securities Laws” means the Securities Act, the Securities Exchange Act of 1934, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, relevant state corporate and securities laws, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Employer Liabilities” shall mean any claims, liabilities, costs, expenses or compensation that exist, that arise by reason of, or that are in any way connected with or based on (i) an employee’s employment relationship with the Seller, ELRH, ELRH II and/or the termination of such relationship, (ii) an independent contractor’s relationship with the Seller, ELRH, ELRH II and/or the termination of such relationship, (iii) any Legal Requirement relating to the employment practices of the Seller, ELRH or ELRH II, Seller’s, ELRH’s or ELRH II’s employment relationship with any employee, or to the relationship between the Seller, ELRH, ELRH II and any independent contractor, (iv) breach by the Seller, ELRH or ELRH II of any contract it may have with any employee of the Seller, ELRH, ELRH II or with any contractor of the Seller, ELRH or ELRH II, (v) retaliatory or wrongful discharge by the Seller, ELRH, ELRH II of any employee or contractor of the Seller, ELRH or ELRH II, (vi) the Seller’s, ELRH’s or ELRH II’s intentional or negligent infliction of emotional distress or mental anguish upon employees or contractors of the Seller, ELRH or ELRH II, (vii) the Seller’s, ELRH’s or ELRH II’s interference with business relationships, contractual relationships or employment relationships involving employees or contractors of the Seller, ELRH, or ELRH II and any third party, (viii) breach of duty, fraud, fraudulent inducement to contract, breach of right of privacy, libel, slander, or tortious conduct of any kind by the Seller, ELRH or ELRH II with respect to employees or contractors of the Seller, ELRH or ELRH II, (ix) violations of Title VII of the Civil Rights Act of 1964 and/or the Civil Rights Act of 1991 and/or 42 U.S.C. §1981 by the Seller, ELRH or ELRH II with respect to any employees or contractors of the Seller, ELRH or ELRH II, (x) violations by the Seller, ELRH or ELRH II of the Age Discrimination in Employment Act of 1967, the Age Discrimination Claims Assistance Act of 1988 and/or the Older Workers’ Benefit Protection Act with respect to employees or contractors of the Seller, ELRH or ELRH II, (xi) violations by the Seller, ELRH or ELRH II of federal or state handicap or disability discrimination laws or acts, including, but not limited to, the Rehabilitation Act of 1973 and the Americans with Disabilities Act with respect to employees or contractors of the Seller, ELRH or ELRH II, (xii) violations by the Seller, ELRH or ELRH II of ERISA, the Family and Medical Leave Act or the Fair Labor Standards Act with respect to employees or contractors of the Seller, ELRH or ELRH II, (xiii) violations by the Seller, ELRH or ELRH II of the workers’ compensation laws of any state or other jurisdiction, (xiv) violations by the Seller, ELRH or ELRH II of any other federal, state, county or municipal law or regulation affecting employees or contractors of the Seller, ELRH or ELRH II in their status as such, or (xv) violations by the Seller, ELRH or ELRH II of any immigration laws, including, but not limited to, the Immigration Reform and Control Act.

“Seller Indemnified Parties” has the meaning set forth in Section 9.03.

“Seller Representation Schedules” has the meaning set forth in the introductory paragraph to Article V.

“Seller Transaction Documents” means this Agreement and all documents, agreements and certificates to be executed by Seller, ELRH, ELRH II or any of their Affiliates, in connection with this Agreement, including the Assignment and Assumption Agreement, the Promissory Note(s), the Restricted Units Agreement, the License Agreement, the Jupiter Office Lease, the IDB Consent, the Timbercreek Consent, the Timbercreek Voting Agreement and the certificates and agreements required to be executed and delivered by Seller, ELRH, ELRH II, or their respective affiliates pursuant to this Agreement.

“September 2012 Financial Statements” means the unaudited balance sheet of ELRH as of September 30, 2012 and the related unaudited statement of income of the Seller for the nine (9) month period then ended.

“Services” has the meaning set forth in the recitals to this Agreement.

“Straddle Tax Period” means any Tax period that begins before the Closing Date and ends after the Closing Date.

“Sub-Manager Agreement” shall mean the Sub-Manager Agreement to be entered into at Closing by ELRH, ELRM, ELRH II (or Affiliates thereof) and Buyer (or an Affiliate thereof), in the form of Exhibit C attached hereto.

“Subsidiary” means any Person of which (a) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by Seller or (b) Seller is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.

“Support Services Agreement” means the Support Services Agreement dated as of August 3, 2012 by and between ATA Property Management, LLC (formerly known as MR Property Management, LLC) and Seller.

“Tampa Consent” means the consent to the assignment of the Tampa Office Lease.

“Tampa Office Lease” means that certain office lease, dated April 15, 2005 between DRA/CLP Concourse Center Tampa LLC (as successor in interest to Colonial Realty Limited Partnership) and Elco Landmark Residential Holdings LLC (as successor in interest to Landmark Residential, LLC), as amended on July 22, 2005, July 28, 2010 and October 18, 2012.

“Tangible Personal Property” shall mean all machinery and other equipment, tools, vehicles, trailers, trucks, furniture, office equipment, computers, computer hardware and peripherals, plant, inventory, and all other tangible personal property owned by Seller or ELRH II that is used or held for use in the Business, including the items listed in Schedule 5.07.

“Tax” or “Taxes” means all federal, state, local and foreign taxes, assessments or governmental charges (including net income, gross income, payroll, ad valorem, excise, franchise, occupancy, real property, personal property, sales, use and value-added taxes, taxes withheld from employees’ salaries and other withholding taxes and obligations and all deposits required to be made with respect thereto), levies, assessments, deficiencies, import duties, licenses and registration fees and charges of any nature whatsoever, including any interest, penalties, additions to tax or additional amounts with respect thereto.

“Tax Returns” means all returns, declarations, reports, claims for refunds, information returns and other statements or documents relating to Taxes, including any elections, declarations, informational returns, schedules or attachments thereto and any amendments thereof.

“Third Party” has the meaning set forth in Section 9.04(c).

“Third Party Claim” has the meaning set forth in Section 9.04(c).

“Timbercreek Agreements” has the meaning set forth in Section 5.14(a)(iii).

“Timbercreek Class A Units” means the Class A Units in Timbercreek Holding owned by ELRH II, as such Class A Units are more fully described in the Timbercreek Holding Limited Partnership Agreement.

“Timbercreek Class B Units” means the Class B Units in the Timbercreek Partnership owned by ELRH II, as such Class B Units are more fully described in the Timbercreek Limited Partnership Agreement.

“Timbercreek Consent” means that certain Consent to and Assignment, Assumption and Subcontract Agreement to be entered into by and among ELRH, ELRH II, Seller, Buyer, Timbercreek Partnership, Timbercreek Holding and certain Affiliates thereof, in the form attached hereto as Exhibit K.

“Timbercreek Consideration” means a maximum of Ten Million Dollars ($10,000,000), payable by delivery of Restricted Units to ELRH, as more fully provided in Section 3.04 hereof.

“Timbercreek Holding” means Timbercreek U.S. Multi-Residential (U.S.) Holding L.P., a Delaware limited partnership.

“Timbercreek Holding Limited Partnership Agreement” means that Limited Partnership Agreement of Timbercreek Holding dated October 25, 2012 by and among Timbercreek U.S. Multi-Residential (U.S.) Holding GPCO Inc., a Delaware Corporation and ELRH.

“Timbercreek Limited Partnership Agreement” means that Limited Partnership Agreement of the Timbercreek Partnership dated October 25, 2012, by and among Timbercreek U.S. Multi-Residential Operating GPCO Inc., a Delaware corporation, Timbercreek U.S. Multi-Residential Holding Partnership, an Ontario partnership, Timbercreek U.S. Multi-Residential (U.S.) Holding L.P., and ELRH.

“Timbercreek Operating Agreement” means that certain Operating Agreement dated October 25, 2012, by and between Timbercreek Asset Management, Inc. and ELRH, as amended on December 1, 2012.

“Timbercreek Partnership” means Timbercreek U.S. Multi-Residential Operating L.P., a Delaware limited partnership.

“Timbercreek Rights” means the rights and obligations of ELRH and Seller pursuant to the Timbercreek Operating Agreement, Timbercreek Rights Subcontract and the Timbercreek Property Management Agreements listed on Schedule 5.14.

“Timbercreek Rights Subcontract” means that certain Agreement dated October 26, 2012 by and among ELRH, Seller and Timbercreek Asset Management, Inc., pursuant to which ELRH subcontracted certain obligations under the Timbercreek Operating Agreement to ELRM.

“Timbercreek Voting Agreement” means an agreement to be entered into at Closing by and among, ELRH, ELRH II, Seller and Buyer in substantially the form attached hereto as Exhibit L.

“Trademark Assignment” shall mean the Trademark Assignment Agreement to be entered into by ELRH, ELRH II, Seller and Buyer (or an Affiliate thereof), substantially in the form attached hereto as Exhibit I.

“Transaction Documents” means, collectively, the Buyer Transaction Documents and Seller Transaction Documents.

“Transfer Taxes” means all transfer, sales, use, reporting, recording, filing, conveyance and other similar fees, taxes and charges arising out of or in connection with the transfer of the Purchased Assets effected pursuant to this Agreement.

ARTICLE II

PURCHASE AND SALE AND CONTRIBUTION

Section 2.01 Conveying Parties. Upon the terms and subject to all of the conditions of this Agreement, at the Closing, and thereafter, the Purchased Assets shall be conveyed as follows: (a) Seller hereby contributes, assigns and transfers to Buyer the Contributed Property Management Agreements and Seller’s economic interests in the Timbercreek Rights, and Buyer agrees to accept such contribution, in each case as more fully set forth in the Timbercreek Consent; (b) ELRH II hereby contributes, assigns and transfers to Buyer the ELRH II Contributed Assets and Buyer agrees to accept such contribution; (c) ELRH II hereby sells, conveys and delivers to Buyer the ELRH II Sale Assets and Buyer agrees to purchase the ELRH II Sale Assets; (d) ELRH II hereby agrees that, if it acquires a Pipeline Asset between February 1, 2013 and the expiration of the Earn-Out Period, it shall offer to sell and contribute, each in equal proportion, a Pipeline Management Agreement with respect to such Pipeline Asset to Buyer, and Buyer agrees to accept such contributions and sales; (e) ELRH II agrees on or prior to the date that is 18 months after the Closing Date, which date shall be determined by Buyer, ELRH II shall sell, convey and assign to Buyer the Timbercreek Class A Units and Buyer agrees to purchase the Timbercreek Class A Units, in each case as more fully set forth in the Timbercreek Consent; (f) ELRH hereby contributes, assigns and transfers to Buyer its economic interests in the Timbercreek Rights and Buyer agrees to accept such contribution, in each case as more fully set forth in the Timbercreek Consent; and (g) each of Seller, ELRH and ELRH II hereby agrees to contribute the Remaining Timbercreek Rights to Buyer in accordance with the Timbercreek Consent and the Timbercreek Voting Agreement, in each case free and clear, with respect to clauses (a) through (g) above, of all Liens (other than Permitted Liens), adverse interests, preemptive rights, first refusal rights and other restrictions whatsoever (collectively, “Encumbrances”).

Section 2.02 Purchase and Sale and Contribution. Upon the terms and subject to all of the conditions of this Agreement, at the Closing, Seller, ELRH and ELRH II shall, or cause the appropriate Person to, sell, transfer, convey, assign, contribute and deliver to Buyer, on the Closing Date, and Buyer shall acquire and purchase, free and clear of all Liens (other than Permitted Liens), all of the right, title and interest in, all tangible and intangible assets relating to the Business, which are owned, leased or licensed by Seller, ELRH and ELRH II or used or held for use by Seller, ELRH and ELRH II in the Business, but excluding the Excluded Assets (such assets being conveyed being collectively referred to herein as the “Purchased Assets”) and excluding the Retained Liabilities. Without limiting the generality of the foregoing, the Purchased Assets shall include:

(a) the Tangible Personal Property;

(b) the Assumed Contracts;

(c) the Intellectual Property owned by Seller, ELRH II or any of their respective Affiliates and used in the Business, including the Intellectual Property listed on Schedule 2.02(c);

(d) the Books and Records;

(e) all equipment warranties relating to items included in the Tangible Personal Property to the extent contractually assignable by Seller;

(f) toll free telephone numbers used or held for use in the operation of the Business (as shall be mutually agreed upon by the Parties on or after Closing);

(g) all such other assets and rights set forth on Schedule 2.02(g) hereof;

(h) all rights in, to and under the personal property leases, including all amendments and modifications thereto, listed on Schedule 2.02(h) (the “Personal Property Leases”), if any;

(i) the performance and other bonds, security and other deposits, advances, advance payments, prepaid credits and deferred charges listed on Schedule 2.02(i) and any custodial rights to the Security Deposits;

(j) all rights in, to and under the claims for refunds, rebates or other discounts due from suppliers or vendors and rights to offset in respect thereof listed on Schedule 2.02(j);

(k) all prepaid expenses, deposits (including security deposits), ad valorem Taxes and lease and rental payments relating to the Business existing at the Effective Time;

(l) all management and other systems (including computers and peripheral equipment), databases, computer software, computer disks and similar assets, as and to the extent used in the Business and, to the extent assignable, all licenses and rights in relation thereto;

(m) all goodwill of or relating to the Business;

(n) the Timbercreek Class A Units (subject to the terms hereof and the Timbercreek Consent) and ELRH II’s economic interests in the Timbercreek Class B Units; and

(o) ELRH’s and Seller’s economic interests in the Timbercreek Rights (subject to the Timbercreek Consent) and the Remaining Timbercreek Rights (subject to the terms hereof and the Timbercreek Consent).

Notwithstanding the foregoing, if the provisions of any of the Assumed Contracts would prohibit any attempted assignment of any interest thereunder or impose a charge, discount or penalty upon an assignment without the consent of the other party to such Assumed Contract, even though such assignment would not become effective until such consent was obtained, then nothing in this Agreement shall be deemed an assignment of any such Assumed Contract and the interest shall not be an “Assumed Contract” hereunder unless and until any such consent is obtained and such contract shall be deemed a “Holding Contract” until such assignment.

Section 2.03 Excluded Assets. The Purchased Assets shall not include the assets described in this Section 2.03 (the “Excluded Assets”). The Excluded Assets shall include:

(a) cash and Cash Equivalents of Seller, ELRH and ELRH II;

(b) all bank accounts of Seller, ELRH and ELRH II, other than Security Deposit Accounts held by Seller, if any;

(c) all obligations or Debt, including any intercompany or intracompany receivable cash balances or Debt between or among Seller, ELRH, ELRH II and any of their respective Affiliates or between or among any of their Affiliates;

(d) all seals, organizational documents, meeting record books or other records related to the organization of Seller, ELRH and ELRH II;

(e) all membership interests, shares of capital stock, promissory notes, partnership interests and all other equity interests and securities of, and related documentation held by or in Seller, ELRH and ELRH II, except as set forth in Section 2.02(n);

(f) Seller’s, ELRH’s and ELRH II’s corporate or limited liability company records and other books and records that relate to internal corporate or limited liability company matters of Seller or ELRH II and do not relate to the Business or Taxes. Excluded Assets do not include Seller’s and ELRH II’s account books of original entry with respect to the Business and all original accounts, checks, payment records, Tax Returns and records and other similar books, records and information of Seller and ELRH II relating to the Business and Purchased Assets prior to the Effective Time, but Buyer shall, at the request of Seller or ELRH II, make duplicate copies available to Seller and ELRH II of any records as are reasonably necessary to enable Seller and ELRH II to prepare and file Tax Returns and reports, financial statements and other documents reasonably necessary by Seller or ELRH II;

(g) all notes, bonds and other evidences of Debt from, or other advances, intercompany accounts, transfers and investments made to or in, Seller, ELRH or ELRH II;

(h) Seller’s, ELRH’s and ELRH II’s Benefit Plans (other than as provided pursuant to the Client Services Agreement with ADP Total Source, Inc. referenced in Schedule 5.06(a)), and any related trust agreements, investment management agreements, administrative agreements, each option agreement or other right to acquire interests in ELRH, ELRH II or their Affiliates, and Incentive Compensation Agreement “A”, including without limitation those with each of Elizabeth Truong and James Miller or contracts of insurance; provided, however, that Buyer shall assume, from and after the Closing Date, the Client Services Agreement with ADP Total Source, Inc. referenced in Schedule 5.06(a) and the accrued employee liabilities related to paid time off reflected in Schedule 5.17(a) (the “Assumed Employee Liabilities”);

(i) all insurance policies and any premium refunds to the extent Buyer terminates such insurance at the Effective Time;

(j) all deposits and advances, rebates and credits related to any Retained Liability;

(k) (i) all claims, choses-in-action, rights in action, rights to tender claims or demands to Seller, ELRH or ELRH II insurance companies, rights to any insurance proceeds (and other similar claims), and all claims against officers, directors, managers, stockholders and members of Seller, ELRH or ELRH II for their actions as such, (ii) any and all Contracts or policies of insurance and insurance plans and the assets thereof, promissory notes, amounts due from employees, bonds, letters of credit or other similar items and any cash surrender value with respect thereto, and all rights under any of the foregoing, including any insurance proceeds receivables and (iii) any and all claims of Seller, ELRH or ELRH II with respect to transactions and events occurring prior to the Closing Date and all claims for refunds of monies paid to any Governmental Authority (including Tax refunds);

(l) all Contracts other than the Assumed Contracts, including any and all employment agreements of Seller, ELRH or ELRH II (collectively, the “Excluded Contracts”);

(m) all Tangible Personal Property disposed of or consumed in the Ordinary Course of Business of Seller, ELRH or ELRH II, between the date of this Agreement and the Closing Date, in compliance with the terms and conditions of this Agreement;

(n) all of Seller’s, ELRH’s and ELRH II’s rights under any Transaction Documents, including this Agreement and all other agreements, certificates, instruments, documents and writings delivered by Buyer and/or Seller, ELRH or ELRH II in connection with this transaction;

(o) the Construction Management Agreements and any rights and obligations relating to construction management services set forth in any of the Management Agreements, which rights will be retained by ELRH II as noted in the Sub-Manager Agreement;

(p) all accounts, notes and other receivables relating to services provided by Seller, ELRH or ELRH II prior to the Effective Time (the “Accounts Receivable”); and

(q) the assets listed on Schedule 2.03(q).

Section 2.04 Assumption of Liabilities. At the Closing, Buyer shall assume and agree to duly and timely pay, discharge, defend and perform as and when due, only the following obligations and liabilities of Seller, ELRH and ELRH II (the “Assumed Liabilities”):

(a) any and all obligations and liabilities of Seller, ELRH or ELRH II under the Assumed Contracts to the extent that such obligations and liabilities arise or accrue after the Effective Time;

(b) all other obligations and liabilities relating to the Business or the Purchased Assets that are incurred following the Effective Time; and

(c) the Assumed Employee Liabilities.

Section 2.05 Retained Liabilities. Except for the Assumed Liabilities, Buyer shall not assume and shall not be liable or responsible for any contingencies, liabilities or obligations of Seller, ELRH, ELRH II or their respective Affiliates of any kind whatsoever, whether previously, nor or hereafter existing, due or to become due, known or unknown, absolute, accrued or contingent, or otherwise (the “Retained Liabilities”), including:

(a) any liability attributable to the Excluded Assets;

(b) any liability or obligation under or with respect to any Assumed Contract, to the extent such liabilities or obligations arise during or have accrued in connection with any period of time prior to the Effective Time or any liability for payments or amounts due under any Assumed Contract, which are payable for any period prior to the Effective Time;

(c) any Pre-Closing Taxes;

(d) all obligations relating to any failure to comply with any applicable bulk sales or bulk transfer laws applicable to the transactions contemplated by this Agreement;

(e) any liability for or with respect to accounts payable and Debt, inclusive of interest and fees, including (i) any such liabilities owed to Affiliates of Seller, ELRH and ELRH II, and (ii) any liabilities arising from unclaimed or abandoned property arising from the operation of the Business prior to the Effective Time;

(f) any liability arising from accidents, occurrences, misconduct, negligence, or breach of fiduciary duty that occurred prior to the Effective Time, whether or not covered by workers’ compensation or other forms of insurance;

(g) any liability arising under or pertaining to any of the Employee Plans, or any other liability described in Section 5.18, whether or not such liability or obligation arises prior to, on or following the Closing Date, except for the Assumed Employee Liabilities, from and after the Closing Date;

(h) any liability for making payments of any kind to employees of Seller, ELRH, ELRH II or their respective affiliates (including without limitation bonuses, severance payments and any payments owed or paid to any employees, including without limitation as a result of this transaction, the termination of an employee by Seller, or other claims arising out of the terms of employment with Seller), including, but not limited to, any liability under the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”) arising out of or relating to the termination of Seller’s employees on or before the Closing Date or otherwise as a result of this Agreement and the transaction contemplated hereby, or with respect to payroll Taxes, or any amount owed after the Closing Date that are not set forth on Schedule 5.17;

(i) any liability incurred in connection with Seller’s, ELRH’s or ELRH II’s making or performance of this Agreement and the transaction contemplated hereby;

(j) any costs or expenses incurred in connection with shutting down, uninstalling and removing equipment not included in the Purchased Assets and any costs or expenses associated with any Contracts that are not Assumed Contracts;

(k) any liability for expenses and fees incurred by Seller, ELRH or ELRH II incidental to the preparation of the Transaction Documents, preparation or delivery of materials or information requested by Buyer, and the consummation of the transaction contemplated hereby, including all broker, counsel and accounting fees;

(l) any liability to any members, directors or officers of Seller, ELRH or ELRH II;

(m) any liability arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time, to the extent related to any action or omission of Seller, ELRH or ELRH II on, prior to or after the Effective Time, including any liability for (i) infringement or misappropriation of any intellectual property rights or any other rights of any Person (including any right of privacy or publicity); (ii) defamation, libel or slander; (iii) violations of any federal, state, local, municipal or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including Environmental Laws or (iv) litigation identified on Schedule 5.09;

(n) any liability arising out of (i) the presence or release of any materials of environmental concern at the real property leased pursuant to the Jupiter Office Lease or the Tampa Office Lease immediately prior to the Effective Time, or (ii) the failure of Seller, ELRH or ELRH II to comply with any requirements of Environmental Laws for any period on or prior to the Effective Time;

(o) any liability relating to any intercompany balances between the Business and Seller, ELRH or ELRH II or their respective members;

(p) any liability arising out of the operation of the Business prior to the Effective Time, except to the extent such liability is included in the Assumed Liabilities;

(q) any Seller Employer Liabilities, except the Assumed Employee Liabilities;

(r) any liability arising out of the Construction Management Agreements, any portion of a Management Agreement requiring construction supervision services in return for a construction management fee, the obligations to perform services under the Timbercreek Operating Agreement, Timbercreek Rights Subcontract, and Timbercreek Property Management Agreements listed on Schedule 5.14, all of which shall be retained by Seller and ELRH II; and

(s) any liability or obligation to make additional capital, debt or equity investments pursuant to the Timbercreek Partnership Agreement to the extent such obligation arises prior to Buyer’s acquisition of the Timbercreek Class A Units as provided herein.

ARTICLE III

PURCHASE AND CONTRIBUTION CONSIDERATION

Section 3.01 Purchase Price.

Subject to the terms and conditions set forth in this Agreement, in reliance upon the covenants, agreements, representations and warranties contained herein, and in consideration of the aforesaid contribution and sale of the Purchased Assets, at the Closing, Buyer shall pay, and agrees to pay after the Closing, for the Purchased Assets as follows: (a) Buyer shall, at Closing, pay to Seller, for the contribution of the Contributed Property Management Agreements and Seller’s economic interests in the Timbercreek Rights, Restricted Units having a value equal to the ELRM Business Value; (b) Buyer shall, at Closing, pay to ELRH II, for the ELRH II Contributed Assets (which include the economic interests in the Timbercreek Class B Units), Restricted Units having a value equal to the ELRH II Contribution Portion; (c)

Buyer shall, at Closing, pay to ELRH II, for the sale of the ELRH II Sale Assets, by delivering to ELRH II a Promissory Note in the principal amount of the ELRH II Sale Portion; (d) subject to Section 3.03, Buyer shall, at or after Closing and prior to the expiration of the Earn-Out Period, issue to ELRH II Pipeline Restricted Units and a Pipeline Promissory Note, in equal amounts, for each Pipeline Management Agreement contributed to Buyer, having a value equal to fifty percent (50%) of the Initial PMA Value of each such Pipeline Management Agreement, and, to the extent such payment is due after Closing, such Restricted Units and Pipeline Promissory Note shall be issued within 30 days after the end of the fiscal quarter during which such Pipeline Management Agreement was entered into by Buyer, provided the Initial PMA Value was agreed to by Buyer and ELRH II (each, an “Issue Date”) and (2) Buyer shall, with respect to each such Pipeline Management Agreement, issue to ELRH II, within thirty (30) days after the first anniversary of the applicable Issue Date of each such Pipeline Management Agreement, Pipeline Restricted Units and a Pipeline Promissory Note, in equal amounts, having an aggregate value equal to the Final PMA Value of such Pipeline Management Agreements, less, in each case, one-half of the amount of the Initial PMA Value for such Pipeline Management Agreements; (e) Buyer shall, no later than the date that is 18 months after the Closing Date, pay for the Timbercreek Class A Units by delivering to ELRH II a Promissory Note in the principal amount of up to Five Million Dollars ($5,000,000) or, if on the date Buyer elects to acquire such Class A Units Buyer has completed an IPO, then such amount shall be payable in cash upon conveyance of the Timbercreek Class A Units to Buyer, subject to Section 3.04(b); and (f) Buyer shall pay for the Timbercreek Rights by delivering Restricted Units to ELRH, up to the Timbercreek Consideration, as provided in, and in accordance with, Section 3.04(a) hereof.

Section 3.02 Business Value Post Closing Adjustments.

(a) To the extent a Management Agreement is terminated after Closing because Seller or ELRH II, as applicable, does not receive any required Lender Consent or JV Consent by the first anniversary of the Closing Date, the Buyer may elect to assign such Management Agreement back to a Person designated by Seller or ELRH II, as applicable, in which event the Business Value will be reduced by reducing the ELRM Business Value, if the Management Agreement was a Contributed Property Management Agreement or by reducing the ELRH II Contribution Portion, if the Management Agreement was conveyed by ELRH II, in each case by the then applicable Management Agreement Value of such Management Agreement, and Restricted Units delivered to Seller or ELRH II at Closing having such value will be cancelled by Buyer. If there are no Restricted Units that were delivered at Closing to Seller or ELRH II still outstanding, then the reduction in Business Value shall be to the ELRH II Sale Portion and the Management Agreement Value shall be reduced from the then principal balance of the Promissory Note issued in payment of the ELRH II Sale Portion.

(b) To the extent a Management Agreement related to a Non-Contributed Property is terminated because the Non-Contributed Property is sold to a party other than Buyer or its Affiliates during the period commencing on the Closing Date through the date that is the fifth anniversary of the Closing Date, ELRH or ELRH II, whichever has an ownership interest in such Non-Contributed Property, shall notify Buyer in writing and the Business Value will be reduced by (1) reducing the ELRH II Contribution Portion by the then applicable Management Agreement Value of the Management Agreement applicable to such Non-Contributed Property, and Restricted Units delivered to ELRH II at Closing having such value will be cancelled by Buyer; (2) if there are no Restricted Units that were delivered at Closing to ELRH II still outstanding, then the reduction in Business Value shall be to the ELRH II Sale Portion and the Management Agreement Value shall be reduced from the then principal balance of the Promissory Note issued in payment of the ELRH II Sale Portion; and (3) if the Restricted Units issued to ELRH II at Closing are no longer outstanding and the Promissory Note issued to ELRH II at Closing has been paid in full, by reducing the ELRM Business Value by the then applicable Management Agreement Value of the Management Agreement applicable to such Non-Contributed Property, and Restricted Units that were delivered to Seller at Closing having such value will be cancelled by Buyer.

Section 3.03 Pipeline Assets; Pipeline Consideration Post Closing Adjustments.

ELRH II covenants, that from February 1, 2013 until the end of the Earn-Out Period, to the extent it or any of its Affiliates acquires a controlling interest in the Person that owns a Pipeline Asset, it shall offer to Buyer the opportunity to enter into a Pipeline Management Agreement for such Pipeline Asset, subject to reasonably agreeing with Buyer on the Initial PMA Value to be exchanged for such Pipeline Management Agreement. If a Pipeline Asset is sold by the owner thereof to any Person other than Buyer or an Affiliate of Buyer prior to the first anniversary of the Closing Date, with respect to those Pipeline Management Agreements existing at Closing, or prior to the first anniversary of the Entry Date, with respect to each other Pipeline Management Agreement, the Pipeline Consideration shall be reduced by cancelling the Pipeline Restricted Units and the principal amount of the Pipeline Promissory Note, which if outstanding shall be pro rata and if not outstanding, shall be solely from the Restricted Units, issued in payment of the Initial PMA Value of such Pipeline Management Agreements. In the event that a Pipeline Asset is sold by the owner thereof to any Person other than Buyer or an Affiliate of Buyer after the Final PMA Value for the related Pipeline Management Agreement has been delivered and the related Pipeline Management Agreement is terminated as a result thereof, prior to the fifth anniversary of the Closing Date, the Pipeline Consideration for such Pipeline Management Agreement shall be reduced by cancelling Pipeline Restricted Units and the principal amount of the Pipeline Promissory Note, which if outstanding shall be pro rata and if not outstanding, shall be solely from the Restricted Units having a value equal to the Management Agreement Value of such Pipeline Management Agreement (deeming, for this purpose only, such a Pipeline Management Agreement to be a Management Agreement and having an Initial Value based upon the actual gross receipts utilized to determine the Final PMA Value of such Pipeline Management Agreement).

Section 3.04 Timbercreek Operating Agreement; Timbercreek Consideration; Timbercreek Class A Units.

(a) ELRH contributes and assigns, and Buyer accepts, the assignment of all of ELRH’s economic rights in the Timbercreek Rights and Buyer agrees that, from and after Closing, it shall perform the property management obligations of ELRH or ELRM thereunder pursuant to and in accordance with the terms of the Timbercreek Consent and Sub-Manager Agreement. Timbercreek U.S. Multi-Residential Opportunity Fund #1, an Ontario, Canada limited partnership (the “Fund”), is in the process of conducting a public offering of its limited partnership units (the “Offering”). Pursuant to the Timbercreek Operating Agreement and the Timbercreek Consent, Buyer, or an Affiliate of Buyer, will earn property management fees for managing the assets acquired, directly or indirectly, from the proceeds of the Offering (“Gross Subscription Proceeds”) and other debt or equity financing obtained by the Fund or its affiliates. In consideration for the contribution of ELRH’s economic rights in the Timbercreek Rights, Buyer shall deliver to ELRH Restricted Units, if and at the times hereafter set forth and certified to by Seller, ELRH and ELRH II: (a) at the Closing, if prior to March 31, 2013, the number of Restricted Units equal to (x) 552,147.24 multiplied by (y) the quotient of (i) the actual Gross Subscription Proceeds the Fund generated prior to the Closing Date divided by (ii) $50,000,000; (b) if the Fund generates Gross Subscription Proceeds of at least Fifty Million Dollars ($50,000,000.00) on or prior to March 31, 2013, 552,147.24 Restricted Units, less the number of Restricted Units delivered pursuant to subsection (a) above shall be delivered within ten (10) days after written notice to Buyer such milestone was achieved; (c) if the Fund generates Gross Subscription Proceeds of at least One Hundred Million Dollars ($100,000,000.00) on or prior to nine (9) months after the Closing Date, 368,098.16 Restricted Units shall be delivered within ten (10) days after written notice to Buyer such milestone was achieved; provided, however, if Gross Subscription Proceeds are less than $100,000,000 as of the date nine (9) months after the Closing Date, the Buyer shall deliver to ELRH the number of Restricted Units equal to (x) 368,098.16 multiplied by (y) the quotient of (i) the actual Gross Subscription Proceeds received by the Fund from April 1, 2013 through such date, divided by (ii) $50,000,000; and (d) if the Fund generates Gross Subscription Proceeds of at least One Hundred Fifty Million Dollars ($150,000,000.00) on or prior to the eighteenth month after the Closing Date, 306,748.47 Restricted Units shall be delivered within ten (10) days after written notice to Buyer such milestone was achieved; provided, however, if Gross Subscription Proceeds are less than $150,000,000 as of the date 18 months after the Closing Date, the Buyer shall deliver to ELRH the number of Restricted Units equal to (x) 306,748.47 multiplied by (y) the quotient of (i) the actual Gross Subscription Proceeds received by the Fund from the date nine (9) months after the Closing Date through the date that is 18 months after the Closing Date, divided by (ii) $50,000,000.

(b) Timbercreek Equity Purchase. At any time during the period commencing on the Closing Date and ending on the date 18 months thereafter, Buyer or any of its Affiliates, shall acquire the Timbercreek Class A Units (subject to the voting limitation set forth in the Timbercreek Consent), or to the extent not yet acquired by ELRH II, the right to purchase such units, from ELRH II at a price of up to $5 million, the actual amount to equal the purchase price paid for such units by ELRH and ELRH II and/or the price per unit that ELRH II is obligated to purchase such Timbercreek Class A Units, the consideration for which shall be a Promissory Note or, if an IPO has occurred, cash, which transaction will be subject to reasonable representations, warranties and other terms typical for that type of transaction.

(c) Remaining Timbercreek Rights. At any time after the Closing Date, upon Buyer’s request and subject to and in accordance with the Timbercreek Consent, Seller, ELRH and ELRH II shall transfer to Buyer or its assignee the Remaining Timbercreek Rights.

ARTICLE IV

CLOSING; DELIVERIES AT CLOSING

Section 4.01 Closing Date and Location. Except for those transactions contemplated by this Agreement to be consummated after the Closing, the consummation of the transactions contemplated by this Agreement, including the conveyance of the Purchased Assets in accordance with Article II hereof and the payment of the Purchase and Contribution Consideration payable at Closing in accordance with Article III hereof (the “Closing”), will take place, upon satisfaction or waiver of the conditions set forth in Article VIII hereof, at the offices of Morris, Manning & Martin, LLP at 1600 Atlanta Financial Center, 3343 Peachtree Road, Atlanta, Georgia 30326, commencing at 10:00 a.m. (local time) on a date on which Buyer and Seller mutually agree, subject to Section 8.05. The date on which the Closing occurs is referred to as the “Closing Date.” Except as otherwise provided, the transactions contemplated hereby will be deemed to have occurred simultaneously and will become effective at the Closing, which transfer will be deemed effective for tax, accounting and other computational purposes as of the Effective Time.

Section 4.02 Post-Closing Assurances. Except as may otherwise be agreed by Buyer and Seller, ELRH or ELRH II as to any Purchased Assets for which required third party consents have not been received as of the Closing, Seller, ELRH II and ELRH shall remain responsible for obtaining such consents and holding Buyer harmless with respect to any Losses arising therefrom, and Buyer shall cooperate, without being required to expend any money, to obtain such consents.

Section 4.03 Deliveries by Seller. At the Closing, Seller, ELRH and ELRH II shall deliver or cause to be delivered to Buyer the following:

(a) a counterpart to the Assignment and Assumption Agreement, in the form attached hereto as Exhibit A (the “Assignment and Assumption Agreement”), duly executed by Seller, ELRH and ELRH II;

(b) applicable counterparts to each of the Sub-Manager Agreement, the IDB Consent, the Timbercreek Consent, the Timbercreek Voting Agreement, and the Tampa Consent;

(c) the Bill of Sale in the form attached hereto as Exhibit B (the “Bill of Sale”), duly executed by Seller and ELRH II, and such other good and sufficient instruments of conveyance, transfer and assignment (in the form and substance reasonably acceptable to Buyer) as shall be necessary to vest in Buyer good and valuable title to the Purchased Assets being sold to Buyer as of the Closing Date, free and clear of all Liens, other than Permitted Liens;

(d) a counterpart to the Promissory Note, duly executed by ELRH II;

(e) a counterpart to the Restricted Units Agreement and the Joinder Agreement, each duly executed by Seller, ELRH and ELRH II, as applicable;

(f) a certificate of an officer of each of Seller, ELRH and ELRH II certifying, as complete and accurate as of the Closing, to (i) the attached copies of the Governing Documents of each of Seller, ELRH or ELRH II, as applicable, (ii) resolutions or actions of the board of managers or other governing body of Seller, ELRH or ELRH II, as applicable, approving the execution and delivery of this Agreement and the other Seller Transaction Documents to which it is a party and the consummation of the transactions contemplated under this Agreement and such other Seller Transaction Documents and (iii) the incumbency and signatures of the officers or managers, as applicable, of Seller, ELRH or ELRH II executing this Agreement and the other Seller Transaction Documents to which it is a party;

(g) certificates as to the good standing of Seller, ELRH or ELRH II, in each case, issued within thirty (30) days of the Closing Date, issued by the appropriate Governmental Authorities within each jurisdiction where Seller, ELRH and ELRH II is organized;

(h) copies of all approvals, authorizations, waivers, consents, releases and modifications of agreement of third parties required to be obtained pursuant to Section 8.03(b), in each case, in form and substance satisfactory to Buyer, including without limitation the IDB Consent, the Jupiter Office Lease and the Timbercreek Consent;

(i) from each holder of Debt listed on Schedule 5.04 evidence reasonably satisfactory to Buyer that (i) the Debt has been fully paid and satisfied (including all accrued interest, prepayment penalties, early termination fees or other obligations), or otherwise fully discharged or (ii) (A) all Liens on the Purchased Assets delivered at Closing have been released and terminated and (B) all related UCC financing statements have been terminated or, in any case described in (A) or (B) above, arrangements reasonably satisfactory to Buyer shall have been made;

(j) a certificate of the Chief Executive Officer (or other comparable title) of Seller, ELRH and ELRH II dated as of the Closing Date, certifying that the conditions set forth in Section 8.01 and 8.03 have been satisfied;

(k) a counterpart to the License Agreement, duly executed by Seller, ELRH and ELRH II;

(l) a counterpart to the Intellectual Property Assignments, duly executed by ELRH; and

(m) such other documents and instruments as Buyer shall reasonably request to consummate or evidence the transactions contemplated hereby.

Section 4.04 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller, ELRH and ELRH II, as provided herein, the following items:

(a) The portion of the Purchase and Contribution Consideration due at Closing, pursuant to a counterpart to each of: (i) the $10,000,000 Promissory Note and the Restricted Units Agreement relating to the issuance of Restricted Units having a value of

$6,194,532 comprising the Business Value; (ii) the Pipeline Promissory Note and the Restricted Units Agreement relating to Pipeline Management Agreements existing as of the Closing, if any; and (iii) the Restricted Units Agreement relating to the Timbercreek Consideration payable at Closing pursuant to Section 3.04(a);

(b) a certificate of the general partner of Buyer certifying, as complete and accurate as of the Closing, to (i) the attached copies of the Governing Documents of Buyer, (ii) the resolutions or actions of the board of directors of the general partner of the Buyer approving the execution and delivery of this Agreement and the other Buyer Transaction Documents and the consummation of the transactions contemplated under this Agreement and the other Buyer Transaction Documents and (iii) the incumbency and signatures of the officers or managers, as applicable, of Buyer executing this Agreement and the other Buyer Transaction Documents;

(c) a certificate as to the good standing of Buyer issued within thirty (60) days of the Closing Date by the appropriate Governmental Authorities within the jurisdiction where Buyer is organized;

(d) a certificate of the Chief Executive Officer (or other comparable title) of Buyer, dated as of the Closing Date, certifying that the conditions set forth in Section 8.01 and Section 8.02 have been satisfied;

(e) a counterpart to each of the Assignment and Assumption Agreement, the Bill of Sale, Intellectual Property Assignments, the Promissory Note, the Restricted Units Agreement, the License Agreement, the Sub-Manager Agreement, the IDB Consent, the Tampa Consent, the Timbercreek Consent, and the Timbercreek Voting Agreement, each duly executed by Buyer (or Buyer’s Affiliate as applicable); and

(f) such other documents and instruments as Seller, ELRH or ELRH II shall reasonably request to consummate or evidence the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER, ELRH AND ELRH II

Each of Seller, ELRH and ELRH II, jointly and severally, represent and warrant to Buyer that the statements contained in this Article V are correct and complete as of the date hereof except as otherwise set forth in the schedules attached to this Agreement (the “Seller Representation Schedules”), which Seller Representation Schedules are incorporated by reference herein. The Seller Representation Schedules shall be arranged in Sections corresponding to the numbered and lettered Sections of this Article V. The disclosures of any Section of the Seller Representation Schedules shall provide information regarding, and qualify only, the corresponding numbered and lettered Section of this Article V, unless and to the extent that cross references to other Sections are set forth in the Seller Representation Schedules. Seller, ELRH and ELRH II each shall not be, nor shall it be deemed to be, in breach of any such representations and warranties (and no claim for indemnification by any Buyer Indemnified Party may be made pursuant to Section 9.02(a) hereof in respect thereof) in connection with any such matter so disclosed in the Seller Representation Schedules.

Section 5.01 Organization, Qualification and Power.

(a) Each of Seller, ELRH and ELRH II is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation as set forth on Schedule 5.01(a). Seller, ELRH and ELRH II each is duly qualified or registered to conduct business as a foreign limited liability company and in good standing under the Laws of each jurisdiction where the ownership or use of the properties or assets owned or used by it or the activities conducted by it require such qualification or registration, except, as relates to Seller, ELRH and ELRH II, where the failure to be so qualified as a foreign limited liability company could not result in a Material Adverse Effect. The jurisdictions in which Seller, ELRH and ELRH II each is qualified or registered to do business as a foreign limited liability company are set forth on Schedule 5.01(a).

(b) Seller has no Subsidiaries and has never had any Subsidiaries.

(c) Correct and complete copies of the organizational documents of each of Seller, ELRH and ELRH II have been delivered to Buyer.

(d) Schedule 5.01(a) sets forth a complete, true and accurate list of all the directors, managers and officers of each of Seller, ELRH and ELRH II.

Section 5.02 Authorization. Seller, ELRH and ELRH II each has all requisite legal capacity, power and authority (including the requisite limited liability company power and authority) to own, operate or hold under lease its assets and properties as currently owned or operated by it. Seller, ELRH and ELRH II each has all requisite legal capacity, power and authority (including, if applicable, the requisite limited liability company power and authority) (a) to execute, deliver and perform this Agreement and the other Seller Transaction Documents to which it is a party and (b) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Seller, ELRH and ELRH II each has duly and validly authorized the execution, delivery and performance of this Agreement and the other Seller Transaction Documents to which it is a party. This Agreement constitutes, and when executed and delivered by Seller, ELRH and ELRH II, as the case may be, the other Seller Transaction Documents will constitute, the valid and legally binding obligation of Seller, ELRH and ELRH II, which is a party thereto, enforceable against Seller, ELRH and ELRH II, as applicable, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and general principles of equity (whether considered in equity or at law).

Section 5.03 Non-Contravention. Except as set forth in Schedule 5.03, the execution, delivery and performance of this Agreement and the other Seller Transaction Documents by Seller, ELRH and ELRH II, as applicable, and the consummation by Seller, ELRH and ELRH II, as applicable, of the transactions contemplated hereby or thereby, and compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Seller, ELRH and ELRH II, as applicable, do not and will not conflict with, or result in any violation of, or any default (with or without notice or lapse of time, or both) under, any Law applicable to, or any provision of the Governance Documents of Seller, ELRH or ELRH II, as applicable, conflict with, result in any material violation or breach of, result in any material default (with or without notice or lapse of time, or both) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under, any of the Assumed Contracts, or any other agreement to which any of the Purchased Assets are subject, result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Purchased Assets or result in a material breach of or material default (with or without notice or lapse of time, or both) under, or the cancellation, forfeiture, revocation, suspension or adverse modification of, any material Permit owned or held by Seller, ELRH or ELRH II.

Section 5.04 Debt; Letters of Credit.

(a) Schedule 5.04 sets forth all outstanding Debt and other liabilities of Seller, ELRH and ELRH II in excess of One Thousand Dollars ($1,000.00) in the aggregate (whether absolute, accrued, contingent or otherwise), of a nature required by GAAP to be reflected on a corporate balance sheet or disclosed in the notes thereto, except such liabilities that are accrued or reserved for, as shown in the September 2012 Financial Statements, and all Liens (other than Permitted Liens) on the assets of Seller as of the date hereof.

(b) Seller, ELRH and ELRH II each has no letters of credit, performance bonds or similar instruments issued on or for its account and pertaining to the Business or the assets used in the operations of the Business for the benefit of property managers or otherwise.

Section 5.05 No Brokers or Finders Fees. No agent, broker, investment banker, financial advisor or other Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee from Seller, ELRH, ELRH II or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.06 Consents and Approvals; Permits.

(a) Each authorization, consent, approval or other action by, or notice to or filing with, any Person that is, or may be, required for the execution, delivery, performance or consummation of the transactions contemplated by this Agreement, including without limitation, each consent by a lender (“Lender Consents”), a joint venture partner or entity (“JV Consents”) and other entities (“Other Consents”) that is, or may be, required to assign the Purchased Assets to Buyer without causing a default under any such agreement or any other agreement, including each Management Agreement, and any other Seller Transaction Documents to which Seller, ELRH or ELRH II is a party, has or will be obtained by Seller, ELRH or ELRH II, as applicable, and is set forth on Schedule 5.06(a), opposite the name and address of the applicable Managed Property and setting forth the lender, joint venture partner or entity or other party from which consent is or may be required or necessary to avoid a breach or default to such lender, joint venture partner or entity due to the transactions contemplated herein.

(b) Set forth on Schedule 5.06(b) is a list of all Permits which are necessary for the ownership or lease of the Purchased Assets and the operation of the Business by Seller, ELRH and ELRH II as presently conducted. All such Permits are in full force and effect and to the Knowledge of Seller, have been duly and lawfully secured or made. No additional Permit is required from any Governmental Authority in connection with the operation of the Business or the transfer of the Business to Buyer. There is no proceeding pending or, to the Knowledge of Seller, ELRH and ELRH II, threatened, to revoke, suspend, withdraw or terminate any such Permit. Seller, ELRH and ELRH II each is in compliance in all material respects with all such Permits. Seller, ELRH and ELRH II each has fulfilled and performed its material obligations under each such Permit and there is no breach or default under any such Permit.

(c) Schedule 5.06(c) sets forth the Property Owner of each of the Managed Properties.

Section 5.07 Title; Location of Assets Used in the Business; Sufficiency.

(a) Seller, ELRH and ELRH II hold good and marketable title to, or a valid leasehold interest or license in, the Purchased Assets, free and clear of all Liens (other than Permitted Liens).

(b) All Tangible Personal Property is located at the location set forth in the Jupiter Office Lease or set forth in the Tampa Office Lease. Other than as described on Schedule 5.07, following the Closing, the Purchased Assets, and rights related thereto, other than working capital which must be provided by Buyer, will be sufficient to carry on the Business in all material respects in the manner in which it is conducted as of the date hereof and as of the Closing Date. Schedule 5.07 contains a list of the Tangible Personal Property.

Section 5.08 Intellectual Property. Schedule 5.08 contains (a) a complete and correct list of all patents, trademarks, trade names, service marks, service names, trade dress, logos, copyrights and domain names owned or licensed by Seller, ELRH or ELRH II or used in the Business, whether or not registered with the United States Patent and Trademark Office or any other Governmental Authority (collectively, “Registrations”) and (b) a complete and correct list of all licenses, sublicenses and other agreements relating thereto to which Seller, or to the extent related to the Business ELRH or ELRH II, is a party. Seller, ELRH and ELRH II each has the legal enforceable right to use the Intellectual Property, none of Seller, ELRH nor ELRH II has a registered service mark for the terms “Landmark” or “Landmark Management”, and is aware that such terms are used throughout the United States by multiple other users. The Intellectual Property identified in Schedule 5.08 constitutes all of the intellectual or proprietary property reasonably necessary for conduct of the Business or used by Seller, ELRH and ELRH II as of the date hereof and as of the Closing Date. None of the Intellectual Property is subject to any pending or, to the Knowledge of Seller, threatened challenge, and none of Seller, ELRH nor ELRH II has received any written notice that any such Intellectual Property is invalid or that any Intellectual Property or any products or services made, sold or used in connection with the Business conflict with or infringe the rights of others. To the Knowledge of Seller, except as noted herein, no third party has infringed or misappropriated, or is infringing or misappropriating any of the Intellectual Property. Except as set forth in Schedule 5.08, neither Seller, ELRH nor ELRH II has granted a license or assignment of any rights in and to the Intellectual Property.

Section 5.09 Compliance with Laws; Litigation.

(a) Seller, ELRH and ELRH II each is in compliance in all material respects with all Laws applicable to Seller, ELRH, ELRH II or to the Business or to the use of the Purchased Assets. Seller, ELRH and ELRH II each has not, and to the Knowledge of Seller, none of their respective Affiliates, have received any written notice asserting any non-compliance with any Laws. To the Knowledge of Seller, Seller, ELRH and ELRH II each, has not received any oral notice asserting any non-compliance with any Laws.

(b) There is no action, lawsuit, proceeding, claim, or legal, administrative, arbitration or governmental investigation pending or, to the Knowledge of Seller, threatened, against Seller, ELRH or ELRH II or otherwise with respect to the Business, the Purchased Assets, this Agreement or the transactions contemplated hereby, including any such action which questions the validity or legality of, or is otherwise related to, the transactions contemplated hereby. To the Knowledge of Seller, no event has occurred or circumstances exist that could give rise to or serve as a valid basis for the commencement of any such action.

(c) Except as set forth on Schedule 5.09, there has not during the past three (3) years been any action, lawsuit, proceeding, claim, or legal, administrative, arbitration or governmental investigation pending or, to the Knowledge of Seller, threatened, against Seller, ELRH or ELRH II, or otherwise with respect to the Business or the Purchased Assets.

(d) Except as set forth on Schedule 5.09, there is no, and there has not been, any judgment, order, writ, injunction, decree or other similar award outstanding (whether rendered by a court, administrative agency or other Governmental Authority, or by arbitration) against Seller, ELRH, ELRH II, or any of their respective Affiliates or by which Seller, ELRH, ELRH II, or any of their Affiliates is bound, in each case, which relates to the Business, the Purchased Assets, this Agreement or the transactions contemplated hereby, and Seller, ELRH, ELRH II, and their respective Affiliates are not in breach of any such judgment, order, writ, injunction, decree or similar award.

Section 5.10 Financial Statements.

(a) The following financial information has been delivered to Buyer by Seller (i) a schedule, which is attached hereto as Schedule 5.10(a) (the “Management Fee Schedule”) of all management fees (A) actually earned by Seller for the fiscal year ended December 31, 2011 and for the period commencing January 1, 2012 and ending September 30, 2012 and (B) forecasts to be earned for the fiscal year ending December 31, 2013 which are based on good faith estimates and assumptions; (ii) federal income tax returns for Seller and ELRH for the year ended December 31, 2011 as filed with the IRS; and (iii) the Financial Statements.

(b) The Financial Statements (i) were derived from the books and records of the Seller and ELRH, (ii) as adjusted, fairly present in all material respects the financial condition and results of operations of the Business as of and at the dates and as of and for the periods indicated therein and (iii) have, prior to adjustment, been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered. The Management Fee Schedule is complete, true and accurate as to all items described in clause (i)(A) above and based upon good faith estimates and assumptions as to the forecast described in clause (i)(B) above.

(c) None of Seller, ELRH nor ELRH II has any audited or unaudited financial statements for the 2011 and 2012 calendar years, other than the Financial Statement and the September Financial Statements.

Section 5.11 Absence of Changes. Except as set forth on Schedule 5.11, since December 31, 2011, Seller, ELRH and ELRH II have conducted the Business only in the Ordinary Course of Business and the Seller has not:

(a) mortgaged, pledged, charged or subjected to any Lien (other than Permitted Liens) any of the Purchased Assets;

(b) amended its organizational documents or operating agreement;

(c) other than in the Ordinary Course of Business, prepaid or cancelled any rights, debts or claims of Seller, ELRH or ELRH II that relate to the Business or the Purchased Assets;

(d) sold, licensed or assigned, granted or otherwise transferred or disposed of rights under any of the Intellectual Property, or abandoned, canceled or otherwise failed to maintain any such rights;

(e) changed the method of management, operation, accounting methods or Tax elections used by Seller, ELRH or ELRH II;

(f) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to Seller, ELRH or ELRH II;

(g) made, with respect to the Business, any payment, or contracted for the payment, of any bonus or other compensation or personal expenses for which Buyer would be liable, other than (i) wages and salaries and business expenses paid or payable in the Ordinary Course of Business, and (ii) wage and salary adjustments made in the ordinary course of business for Employees who are not officers or managers of Seller;

(h) entered into any non-competition agreement involving the Business;

(i) suffered material damage to, or destruction or loss (whether or not covered by insurance) of, any Purchased Assets or failed to maintain any Purchased Assets in the Ordinary Course of Business (ordinary wear and tear accepted);

(j) revalued any of the Purchased Assets other than as reflected on the Financial Statements;

(k) (i) made any increase in the amount of any bonuses, salaries or other compensation to or with respect to any Employee or any manager or officer of Seller, ELRH or ELRH II (except in the Ordinary Course of Business), (ii) entered into or adopted any Employee Plan, including any employment, severance or similar Contract, (iii) made any increase in the amount of or institution of any fees, bonuses, commissions or incentives to or with respect to any Person providing services to Seller, ELRH or ELRH II or entered into any new Contract for such services outside the Ordinary Course of Business, or (iv) paid or made a commitment to pay any severance or termination payment to any Employee or consultant engaged in the Business;

(l) entered into, terminated or modified any collective bargaining agreement;

(m) failed to perform any material obligations of Seller, ELRH or ELRH II under any Material Contract or material Permit;

(n) adopted or increased the payments or benefits payable under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Employee Plan;

(o) failed to maintain relations and preserve substantially intact business relationships with suppliers and creditors of Seller, ELRH and/or ELRH II;

(p) modified or waived in any material respect any provision of any Assumed Contract pursuant to which Seller, ELRH or ELRH II is entitled to a fee, payment or other benefit outside of the Ordinary Course of Business;

(q) failed to renew or maintain any insurance coverage; or

(r) agreed or committed, orally or in writing, to do any of the foregoing.

Section 5.12 Books and Records. The Books and Records of Seller, ELRH and ELRH II, all of which have been made available to Buyer, are complete and correct, in all material respects, and have been maintained in accordance with sound business practices and applicable Laws.

Section 5.13 Real Property; Security Deposits.

(a) Seller, ELRH and ELRH II each does not own or lease, as lessor, any real property. Seller currently occupies space only in accordance with the Jupiter Office Lease and the Tampa Office Lease. No Person other than Seller has any rights to occupy the space at each such lease, other than as set forth on Schedule 5.13(a).

(b) Schedule 5.13(b) sets forth each account or other location of each of the Managed Properties Security Deposits. The security deposit accounts (each, a “Security Deposit Account”) pertaining to the Managed Properties have been at all times and currently are maintained in accordance with all applicable Laws.

Section 5.14 Material Contracts; Management Agreements.

(a) Schedule 5.14 is a list (corresponding to the applicable subsection below) of all Contracts relating to the Business or Timbercreek to which any of Seller, ELRH or ELRH II is a party meeting the following descriptions (“Material Contracts”), true and complete copies of that (including all amendments, modifications, extensions, renewals, and other agreements with respect thereto, and in the case of oral Contracts, a brief description of the contract or agreement) have been provided or made available to Buyer:

(i) each Contract whereby Seller, ELRH or ELRH II has an obligation to make an investment in or loan to any Person;

(ii) each Contract that constitutes a Personal Property Lease;

(iii) each Contract that involves performance of services, delivery of goods or materials or payments by Seller, ELRH or ELRH II of an amount or value in excess of Twenty Thousand Dollars ($20,000.00); provided, that the aggregate of all Contracts that do not exceed such threshold shall not be in excess of One Hundred Thousand Dollars ($100,000) unless such Contract can be terminated by Seller, ELRH or ELRH II, as applicable, on notice of thirty (30)

days or less and without payment of any damages or penalties, including without limitation any obligations related to the Timbercreek Limited Partnership Agreement, the Timbercreek Holding Limited Partnership Agreement, the Timbercreek Operating Agreement and any agreements related thereto (collectively, the “Timbercreek Agreements”);

(iv) each Contract that was not entered into in the Ordinary Course of Business;

(v) each Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

(vi) each Contract with respect to Intellectual Property, including Contracts with current employees, consultants, or contractors regarding the ownership, use or non-disclosure of any of the Intellectual Property, but excluding shrink wrap licenses and other similar licenses that are included in off the shelf software;

(vii) each Contract that constitutes an agreement to purchase or sell a capital asset;

(viii) each Contract that constitutes or amends any employment, consulting, management, severance, change in control or indemnification arrangement, agreement or understanding between Seller, ELRH and/or ELRH II, on the one hand, and any directors, officers, or other Employees on the other hand;

(ix) each Contract pursuant to which Seller, ELRH or ELRH II has granted a power of attorney or other similar grant of agency;

(x) each Contract with any labor union or association representing any Employee of Seller, ELRH or ELRH II;

(xi) each Contract that constitutes a bonus, pension, profit sharing, retirement or other form of deferred compensation plan;

(xii) each Contract that prohibits Seller, ELRH or ELRH II from freely engaging in business anywhere in the world or concerning confidentiality (except Contracts concerning confidentiality entered into in the Ordinary Course of Business);

(xiii) each Contract, including any joint venture, partnership, or limited liability company agreement, involving a sharing of profits, losses, costs, Taxes, or other liabilities by Seller, or to the extent related to the Business, ELRH or ELRH II, with any other Person;

(xiv) each Contract under which Seller, ELRH or ELRH II has created, incurred, assumed or guaranteed Debt obligations;

(xv) each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which Seller, ELRH or ELRH II will be required to make a payment as a result of such a Contract after the date of this Agreement;

(xvi) each Contract pursuant to which any of Seller, ELRH or ELRH II has obligations to indemnify (in the absence of a breach) another Person (other than Contracts entered into in the Ordinary Course of Business);

(xvii) each Contract relating to any surety bond or letter of credit; and

(xviii) each Contract pursuant to which Seller, ELRH or ELRH II provides the Services to the Managed Properties (collectively, the “Management Agreements”).

Schedule 5.06(a) sets forth each of the annual fees payable to Seller, ELRH or ELRH II pursuant to each Management Agreement.

(b) All of the Assumed Contracts, including without limitation each Management Agreement, are valid, binding and enforceable as to Seller, ELRH or ELRH II and, to the Knowledge of Seller, the other parties thereto, in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies generally as from time to time in effect or (ii) principles of equity, whether considered at law or in equity. No event has occurred or circumstances exist that could, with the passage of time or compliance with any applicable notice requirements or both, constitute a default of, result in a violation or breach of, or give any right to accelerate, modify, cancel or terminate any Assumed Contract by Seller, ELRH or ELRH II, or, to the Knowledge of Seller, any other party under any such Assumed Contract. Seller, ELRH and ELRH II each is not, and to the Knowledge of Seller, no other party thereto, is in material breach or material default under any Assumed Contract, and no right of acceleration, modification, cancellation or termination is currently in favor of Seller, ELRH or ELRH II, or to the Knowledge of Seller, any other party to such Assumed Contract. None of Seller, ELRH or ELRH II has received written notice that any party to any Assumed Contract intends to cancel or terminate any such Assumed Contract or to not exercise any option to renew thereunder, and to the Knowledge of Seller, no party to any Assumed Contract otherwise intends to exercise any right of cancellation, termination or to not exercise any option to renew thereunder. To Seller’s Knowledge, all customers, suppliers and property owners engaged in doing business with Seller, ELRH and/or ELRH II will continue to do business with the Buyer after the consummation of the transactions contemplated herein in the same manner and at the same levels as previously conducted with Seller, ELRH and ELRH II. Except for Permitted Liens, none of Seller, ELRH or ELRH II has made any prior assignment of any Assumed Contract or any of its rights or obligations there under. Each Assumed Contract is assignable, subject only to any consent set forth on Schedule 5.06(a). None of Seller, ELRH or ELRH II provides services, directly or indirectly, similar to those services provided in the Business.

(c) No fees have been paid to any party or their Affiliates pursuant to the Timbercreek Operating Agreement. The parties acknowledge that the annual maximum amount of manager fees that Timbercreek is obligated to pay ELRH (or its Affiliates) in any year is equal to 60% of 1% of all gross assets under management by Timbercreek Asset Management Inc. (the “Maximum Annual Amount”). To the extent Buyer, during the period commencing at Closing and ending on the first anniversary (the “Period”) thereof does not receive the Maximum Annual Amount for such year and ELRH, ELRH II, Seller or any of their Affiliates received all or a portion of such amount, then ELRH, ELRH II and Seller will cause all or the applicable portion of the amounts received by any of them to be remitted to Buyer or its Affiliates such that Buyer receives up to but not in excess of the Maximum Annual Amount;

provided, that it is further understood that none of Seller, ELRH, ELRH II or any of their Affiliates is guaranteeing that Buyer or its Affiliates will receive or otherwise be entitled to receive the Maximum Annual Amount during the Period. The Gross Subscription Proceeds raised by the Fund as of the date hereof is $40,500,000.

Section 5.15 Bank Accounts. Schedule 5.15 sets forth a true and complete list of all banks and other financial institutions with which Seller, ELRH and/or ELRH II has an account for the Business or maintains a safe deposit box for the Business, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

Section 5.16 Insurance. Schedule 5.16 sets forth a true and complete list of each insurance policy currently maintained by or on behalf of or for the benefit of Seller or the Business (specifying the insurer, amount of coverage and type of insurance) (each, an “Insurance Policy”), together with the name of the insurer, the type of policy or bond, the coverage amount and any applicable deductible. All premiums due and payable under all such Insurance Policies have been timely paid. Seller has made available to Buyer copies of each such Insurance Policy. Except as set forth on Schedule 5.16, all such insurance coverage is occurrence-based. With respect to each Insurance Policy, to the Knowledge of Seller, (a) the policy is legal, valid, binding, enforceable and in full force and effect without any lapse, (b) no party to the policy is in material breach or material default (including with respect to the payment of premiums or the giving of notices), (c) no event has occurred that, with notice or the lapse of time, or both, would constitute a material breach or material default, or permit termination, modification or acceleration under such policy; and no party to the policy has repudiated any provision of such policy, and (d) no event has occurred which could reasonably result in (i) cancellation of any such insurance coverage; (ii) a retroactive upward adjustment of premiums under any such insurance coverage; or (iii) any prospective upward adjustment in such premiums.

Section 5.17 Employment and Labor Matters.

(a) Schedule 5.17(a) sets forth the name, date of hire, job title, current compensation paid or payable, including annual vacation accrued and status (e.g., leave of absence, disability, layoff, active, temporary) and location, of each Employee as of the date set forth on such Schedule, with only such changes as resulting from ordinary course of business operations since that date. Seller and/or ELRH II has paid in full or accrued in the Financial Statements (which accrual shall be specifically identified in Schedule 5.17(a)), as applicable, in a timely manner, all wages, salaries, commissions, incentives, bonuses and other compensation due to any Employee or otherwise arising under any Employee Plan or Law prior to the Closing. No employee of Seller or ELRH II has provided written notice to Seller or ELRH II to cancel or terminate such Person’s relationship with Seller, ELRH or ELRH II.

(b) Seller, ELRH and ELRH II each:

(i) is in compliance with all applicable Laws, respecting labor, employment, employment practices, terms and conditions of employment, wages and hours, termination of employees, classification of employees, and immigration, and is not engaged in any unfair labor practice, including any such Laws respecting employment discrimination and occupational safety and health requirements;

(ii) has complied in all material respects with the withholding and reporting requirements with respect to wages, salaries and other payments to employees of Seller, ELRH and ELRH II;

(iii) has not experienced a “plant closing,” “business closing,” or “mass layoff” (as defined in the WARN Act or any similar state, local or foreign law or regulation) affecting any site of employment of the Seller or one or more facilities or operating units within any site of employment or facility of the Seller, without complying with the WARN Act and any similar state, local or foreign law or regulation, and, during the 90-day period preceding the date hereof, none of the employees of the Seller has suffered an “employment loss” as defined in the WARN Act or any similar state, local or foreign law or regulation); and

(iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees of Seller (other than routine payments to be made in the normal course of business and consistent with past practice).

(c) Seller, ELRH and ELRH II each is not delinquent in any payments to any of its employees for any wages, salaries, commissions, bonuses, severance, termination pay or other compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees.

(d) There are no actions by any Employee or former employee pending or, to the Knowledge of Seller, threatened in writing against Seller, ELRH or ELRH II.

(e) There is no litigation, grievance, arbitration proceeding, administrative proceeding, governmental investigation, citation, consent decree, conciliation agreement, audit or action of any kind pending or, to the Knowledge of Seller, threatened relating to employment, employment practices, labor relations and employee benefits, terms and conditions of employment or wages and hours.

(f) Seller, ELRH and ELRH II each is not a party to any collective bargaining agreement or other labor union agreement nor, to the Knowledge of Seller, are there pending any union organizational activities or proceedings.

(g) None of the Employees is represented by any union or organization.

(h) There is no unfair labor practice complaint against Seller, ELRH or ELRH II pending or, to the Knowledge of Seller, threatened to commence any unfair labor practices complaint before the National Labor Relations Board or any other Governmental Authority. There is no labor strike, dispute, walkout, lockout, slowdown or stoppage pending or, to the Knowledge of Seller, threatened against Seller, ELRH or ELRH II.

(i) There are no representation petitions or other similar petitions or requests for representation pending, or to the Knowledge of Seller, proposed or threatened, before the National Labor Relations Board or any other federal, provincial, state or local agency in any jurisdiction or Governmental Entity in connection with any Persons employed by Seller, ELRH or ELRH II.

(j) The consummation of the transactions contemplated hereby shall not entitle any employee of Seller, ELRH or ELRH II to (i) terminate his or her employment or receive additional compensation in connection with such termination or (ii) alter in any way their terms or conditions of employment.

(k) Seller, ELRH and ELRH II each has complied in all material respects with the requirements of the Immigration Reform and Control Act of 1986, as amended, and all related regulations and all executive orders in effect regarding the employment in the U.S. of persons who are not citizens of the U.S. Schedule 5.17(k) of the Disclosure Schedules (i) contains a list of each employee of Seller working in the U.S. who is not a U.S. citizen and (ii) describes for each the authorization under which the employee is permitted to work in the U.S.

(l) None of Seller, ELRH nor ELRH has implemented any plant closing or mass layoff of employees that could implicate (i) the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (including without limitation similar state and local laws), or (ii) any labor notice, bargaining obligation or consultation requirement of any Law or labor agreement.

(m) No Person classified as of the date hereof by Seller, ELRH or ELRH II as an independent contractor or other non-employee status would be deemed an employee or common-law employee under any Employee Plan or applicable federal or state laws. None of Seller, ELRH or ELRH II has received any claim from any Person or Governmental Authority to the effect that it has improperly classified any Person as an independent contractor or other non-employee status, and to the Knowledge of the Seller, there is no basis for any such claim.

Section 5.18 Employees and Employee Benefit Plans.

(a) Schedule 5.18(a) sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, or other equity, retirement, pension, profit sharing, welfare, fringe benefit, accrued paid time off (listed by employee), or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow, or similar agreement related thereto, providing benefits, compensation or other remuneration to any Employees or former employees, directors, officers, shareholders, members, managers, consultants, or independent contractors of Seller, ELRH, ELRH II or any ERISA Affiliate, or any dependent or beneficiary thereof, or to which Seller, ELRH, ELRH II or any ERISA Affiliate has made or is required to make payments, transfers, or contributions, or has any liability (all of the above being hereinafter individually or collectively referred to as “Employee Plan” or “Employee Plans,” respectively). Seller and ELRH each has no liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans, and neither Buyer nor any affiliate of Buyer shall have any liability or obligation with respect to any of the Employee Plans as a result of this transaction.

(b) Buyer is not adopting, assuming or otherwise becoming responsible for, either primarily or as a successor employer or otherwise, and shall have no liability whatsoever with respect to, any Employee Plans and the Seller, ELRH, ELRH II or an ERISA Affiliate shall remain liable for all such liabilities, regardless of when and how any such liabilities arose, and regardless of whether any such liability may result in, or has resulted in, a claim upon the Purchased Assets. The preceding sentence applies to any liability with respect to an Employee Plan, regardless of whether such liability involves employees of the Seller, ELRH, ELRH II or an ERISA Affiliate, and regardless of when or how such liability arises (whether on, before or after the Closing). Additionally, Seller, and ELRH II each agrees not to assert that the Buyer is a successor employer of Seller, ELRH, ELRH II or any ERISA Affiliate. Consistent with the foregoing, the Buyer shall not assume any liability for any group health continuation coverage or coverage rights under Section 4980B of the Code or Part 6 of Title I of ERISA applicable to, or arising with respect to, any group health plan sponsored and/or maintained by the Seller, ELRH, ELRH II or any ERISA Affiliate at any time prior to, on or after the Closing. ELRH II or an ERISA Affiliate shall provide all COBRA continuation coverage and rights associated therewith to all Persons who are “M&A Qualified Beneficiaries” (within the meaning of Treas. Reg. §1.4980B-9, Q&A-4) with respect to the transaction contemplated by this Agreement.

(c) True and complete copies of the following materials have been delivered or made available to Buyer: (i) the plan documents for each Employee Plan and all amendments thereto, (ii) all determination letters from the IRS with respect to each Employee Plan intended to be qualified under Section 401(a) of the Code, (iii) all current and prior summary plan descriptions, summaries of material modifications, annual reports, summary annual reports, and any other documents used to communicate the Employee Plans to employees, (iv) all trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Assumed Plan, (v) all documents, including without limitations, Form 5500, relating to any Employee Plan required to have been filed prior to the date hereof with respect to each Employee Plan, (vi) any communication, opinion, ruling or determination from any Governmental Authority, including the IRS, Department of Labor, or Pension Benefit Guaranty Corporation with respect to any Employee Plan, (vii) financial statements and actuarial reports, if any, for each Employee Plan for the three most recently completed plan years, and (viii) any other documents, forms or other instruments relating to any Employee Plan reasonably requested by Buyer.

(d) Each Employee Plan has, in all respects, been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws.

(e) Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS as to the qualification and the tax exempt status of each trust thereunder, and such determination letter remains in effect and has not been revoked. Nothing has occurred that could reasonably be expected to result in the loss of the qualification of any such Employee Plan or trust under Section 401(a) or 501(a) of the Code.

(f) None of Seller, ELRH, ELRH II or any ERISA Affiliate currently has and at no time in the past has had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 or 426 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(g) With respect to each Employee Plan that is a group health plan benefitting any current or former employee of Seller, ELRH or any ERISA Affiliate that is subject to Section 4980B of the Code, or was subject to Section 162(k) of the Code, Seller and each ERISA Affiliate has complied, in all material respects, with (i) the continuation coverage requirements of Section 4980B of the Code and Section 162(k) of the Code, as applicable, and Part 6 of Subtitle B of Title I of ERISA and (ii) the Health Insurance Portability and Accountability Act of 1996, as amended.

(h) No Employee Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than retirement benefits under a pension plan, or continuation healthcare coverage mandated by Law. Neither the Seller nor any ERISA Affiliate has any liability (and to the Knowledge of Seller, neither the Seller nor any ERISA Affiliate has been threatened with any liability) for any excise tax imposed under Chapter 43 of the Code or any fine under Section 502 of ERISA.

(i) Neither the Seller nor any Affiliates of Seller or ELRH II has any obligation to reimburse, pay or make whole any Person for adverse tax consequences or any related costs (including interest, penalties or additional excise taxes), including consequences or costs arising under Section 409A, Section 280G or Section 4999 of the Code relating to any payment made, provision of, omission from or operation of any Employee Plan.

(j) Each Employee Plan that is subject to Section 409A of the Code complies in form and in operation with paragraphs (2), (3) and (4) of Code Section 409A.

(k) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder, will, either alone or together with some other event, (i) result in any material payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or any employee under any Employee Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Employee Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

Section 5.19 Environmental Matters.

(a) Seller, ELRH and ELRH II each is, and for the past five (5) years, has been, in compliance with all applicable Environmental Laws.

(b) Seller, ELRH and ELRH II each has not received written notice of any alleged, actual or potential responsibility for, or any inquiry or investigation regarding, and there has not been, (i) any Release or, to the Knowledge of Seller, threatened Release of any Hazardous Substance at or affecting any real property occupied or managed by Seller or ELRH II or (ii) any alleged violation of or non-compliance with any Environmental Law by Seller or ELRH II or the conditions of any Permit required under any Environmental Law for any property occupied or managed by Seller or ELRH II. Seller, ELRH and ELRH II each is not subject to any order of a Governmental Authority related to any real property occupied or managed by Seller or ELRH II nor has Seller, ELRH or ELRH II received written notice of any claim or action by any Person against Seller or ELRH II alleging injury or damage to any Person, property, natural resource or the environment arising from or relating to any Release or threatened Release of any Hazardous Substances from any real property occupied or managed by Seller.

(c) There are no (i) reports submitted by Seller or ELRH II or, to the Knowledge of Seller, any of their respective Affiliates, to any Governmental Authority with respect to any Hazardous Substance contamination or Release (or clean-up thereof) at any real property occupied or managed by Seller, (ii) reports resulting from any environmental or safety inspection or assessment at any real property occupied or managed by Seller, that have been performed by (A) Seller, ELRH or ELRH II or, to the Knowledge of Seller, any of their respective Affiliates or (B) any other Person and provided to Seller, ELRH or ELRH II or, to the Knowledge of Seller, any of their respective Affiliates.

Section 5.20 Absence of Certain Commercial Practices. Except in compliance with applicable Law, Seller and ELRH II each has made all payments to any non-U.S. Person by check mailed to such non-U.S. Person’s principal place of business or by wire transfer to a bank located in the same jurisdiction as such non-U.S. Person’s principal place of business.

Section 5.21 Taxes.

(a) All Tax Returns with respect to Seller, ELRH and ELRH II and their respective assets that are required to have been filed in any jurisdiction have been timely filed and accurately prepared, and all Taxes shown to have been due and payable on such Tax Returns have been paid or set aside in accounts for payment, or accrued or reserved in cash for such payments on its books and records of Seller, ELRH or ELRH II, and Seller, ELRH and ELRH II each is not presently under audit by any Governmental Authority with respect to any such Taxes.

(b) (i) Accurate and complete copies of all of the Tax Returns of Seller for all periods for which the applicable statute of limitations remains open have been made available to Buyer, except for those periods for which returns are not yet due, and (ii) Seller, ELRH and ELRH II each has not received any written notice of any Tax deficiency outstanding, proposed or assessed against or allocable to it, and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with any Governmental Authority any contract now in effect extending the period for assessment or collection of any Taxes against it.

(c) (i) There are no Liens for Taxes upon, pending against or, to the Knowledge of Seller, threatened against, any of the Purchased Assets, except for Permitted Liens, and (ii) Seller and ELRH II each is not subject to any Tax allocation or sharing contract.

(d) (i) Seller has, since the date of its formation, been treated as a disregarded entity for federal income tax purposes and (ii) none of Seller, ELRH II, or any of their respective Affiliates or any Governmental Authority has taken a contrary position.

(e) Seller (A) has not been a member of an affiliated group filing a consolidated Tax Return; or (B) has no liability for Taxes of any Person under Treas. Reg. Section 1.1502-6 (or similar provision of state, local or non-US law) as a transferee or successor by contract or otherwise.

(f) None of Seller, ELRH or ELRH II has been a party to any “listed transaction” or “transaction of interest” as defined in Code Section 6706(A)(c)(2) and the regulations promulgated thereunder.

Section 5.22 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, (a) the amount of the Fair Value of the assets of Seller and ELRH II will, as of such date, exceed the amount of all liabilities of the Seller and ELRH II, respectively, contingent or otherwise, as of such date, (b) Seller’s Liabilities and ELRH II’s Liabilities, respectively, will not be beyond the respective ability to pay as such debts mature, and (c) Seller and ELRH II will not have, as of such dates, an unreasonably small amount of capital with which to conduct its respective business or an unreasonably small amount of assets in relation to its respective future business. For purposes of this Section 5.22, “Fair Value” means the amount for which the assets of Seller or ELRH II, as applicable, might be expected to be sold to a willing buyer by a willing seller, neither being under compulsion, each having reasonable knowledge of all relevant facts, with equity to both, with no definite time period required to consummate the sale, and with buyer and seller contemplating the retention of the facilities at their present location for continuation of current operations; “Liabilities” means “liability on a claim,” and “claim” means (i) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, secured or unsecured.

Section 5.23 Information Furnished. Seller has made available to Buyer true and complete copies of all material corporate records of Seller, ELRH and ELRH II relevant to the Business and the Purchased Assets and all Assumed Contracts and other items listed on the Seller Representation Schedules to this Agreement or referred to in Article V hereof, and neither this Agreement nor the Seller Representation Schedules hereto, nor any written information, instrument or document delivered to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein, as the case may be, not misleading.

Section 5.24 Affiliated Transactions. Except as set forth on Schedule 5.24, no officer, manager or owner of Seller, ELRH and/or ELRH II and no Affiliate of any such Person, and to Seller’s Knowledge no individual related by blood or marriage to any such Person, is a party to any agreement, contract, arrangement or commitment with Seller, ELRH or ELRH II or engaged in any transaction with Seller, ELRH or ELRH II or has any interest in any property used in the operation of the Business, other than as a result of such Person’s ownership interests in Seller, ELRH or ELRH II. To Seller’s Knowledge, no officer, manager or owner of Seller, ELRH or ELRH II, and no Affiliate of any such Person, and no individual related by blood or marriage to any such Person, has an ownership interest in any competitor, supplier or customer of Seller, ELRH II or the Business (other than ownership of securities of a publicly-held corporation of which such Person owns, or has real or contingent rights to own, less than ten percent (10%) of any class of outstanding securities) or any property used in the operation of the Business.

Section 5.25 Investment and Securities Matters.

(a) Seller, ELRH, ELRH II, and their respective Affiliates each acknowledges and understands that (i) the issuance of the Restricted Units will not be registered under the Securities Act or any other applicable Securities Laws; (ii) the issuance of the Restricted Units is intended to be exempt from registration under the Securities Act and any other applicable Securities Laws by virtue of certain exemptions thereunder, including Section 4(2) of the Securities Act promulgated thereunder, and, therefore, except as provided in Section 9.10 hereof, the Restricted Units cannot be resold or otherwise transferred unless registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), as amended and any other applicable Securities Laws or unless an exemption from registration is available.

(b) Seller, ELRH, ELRH II, and their respective Affiliates each acknowledges that Buyer and its advisors will rely on the representations and warranties of Seller, ELRH and ELRH II contained in this Section 5.26 for purposes of determining whether the issuance of the Restricted Units is exempt from registration under the Securities Act and any other applicable Securities Laws.

(c) Seller, ELRH, ELRH II and their respective Affiliates each understands that the Restricted Units will be characterized as “restricted securities” under the Securities Act. Seller, ELRH and ELRH II each represents that such entity is familiar with Rule 144 promulgated under the Securities Act.

(d) Except as set forth in Section 9.10, ELRH II is acquiring the Restricted Units, including those pursuant to Section 3.03, and ELRH is acquiring the Restricted Units pursuant to Section 3.04, solely for its own account for investment purposes and not with a view toward any distribution, except as permitted under applicable Securities Laws.

(e) Seller, ELRH and ELRH II each has reviewed the publicly filed documents of LATA, of which Buyer is the operating partnership, and has been afforded an opportunity to ask questions regarding the same.

(f) Seller, ELRH and ELRH II each (i) has the financial ability to bear the economic risk of the investment in the Restricted Units, (ii) has adequate means for providing for its current needs and contingencies, (iii) has no need for liquidity with respect to the investment in the Restricted Units, and (iv) can afford a complete loss of the investment in the Restricted Units at this time and in the foreseeable future.

(g) Seller, ELRH, ELRH II, and their respective Affiliates each has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Restricted Units and of making an informed investment decision with respect thereto.

(h) Seller, ELRH and ELRH II each is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, ELRH and ELRH II as follows:

Section 6.01 Organization. Buyer is a limited partnership duly formed, validly existing and in good standing under the laws of the Commonwealth of Virginia.

Section 6.02 Authorization. Buyer has all requisite limited liability power and authority (a) to make, execute, deliver and perform this Agreement and the other Buyer Transaction Documents and (b) to perform its obligations hereunder and there under and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Buyer Transaction Documents have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes, and when executed and delivered the other Buyer Transaction Documents will constitute, the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and general principles of equity (whether considered in equity or at law).

Section 6.03 Non-Contravention. Neither the execution or delivery of this Agreement or any of the other Buyer Transaction Documents by Buyer, and compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Buyer, will (a) result in a violation of, in any material respect, any applicable Law, (b) conflict with, or result in any violation of, or any default (with or without notice or lapse of time, or both) under, any provision of its Governing Documents or (c) result in any violation or breach of, result in any default (with or without notice or lapse of time, or both) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under, any material Contract to which Buyer, is a party or by which it is bound.

Section 6.04 No Consents. No authorization, consent, approval or other action by, or notice to or filing with, any Person is required for the execution, delivery, performance or consummation of the transactions contemplated by this Agreement or any other Buyer Transaction Documents by Buyer.

Section 6.05 No Brokers. Except as disclosed on Schedule 6.05, no agent, broker, investment banker, financial advisor or other Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee from Buyer or any Affiliate in connection with the transactions contemplated by this Agreement.

Section 6.06 Litigation. There is no action, lawsuit, proceeding, claim, or legal, administrative, arbitration or governmental investigation pending or, to the knowledge of Buyer, threatened, against Buyer or otherwise with respect to this Agreement or the transactions contemplated hereby, including any such action which questions the validity or legality of, or is otherwise related to, the transactions contemplated hereby.

ARTICLE VII

COVENANTS

Section 7.01 Access to Information. Subject to any confidentiality obligations in existence on the date of this Agreement, prior to the first anniversary of this Agreement, Buyer may make such reasonable investigation of Seller and ELRH II related to the Business, and the Managed Properties as Buyer may reasonably request. Seller and ELRH II shall give to Buyer and its key employees, counsel, financial advisors, accountants and other representatives reasonable access, on reasonable notice during normal business hours throughout such period to the offices of Seller, ELRH II and the Managed Properties and to the Books and Records of Seller, as Buyer may reasonably request. Buyer shall hold, and cause its employees and representatives to hold, all information and documents received pursuant to this Section 7.01 confidential.

Section 7.02 Conduct of Business Pending the Closing Date. From and after the date hereof, until the earlier of the Closing and the termination of this Agreement, except as otherwise expressly permitted by this Agreement or consented to by Buyer in writing, Seller, ELRH and ELRH II shall, and to the extent applicable to the Purchased Assets or the Business, cause its Affiliates to:

(a) operate the business and affairs of Seller, ELRH and ELRH II in the Ordinary Course of Business and maintain the Purchased Assets in compliance in all material respects with all applicable Laws;

(b) keep full, complete and accurate Books and Records;

(c) maintain its existence and maintain Seller’s, ELRH’s and ELRH II’s good standing in its jurisdiction of organization;

(d) maintain the general character of the Purchased Assets in the ordinary and usual manner;

(e) maintain all material Permits required to be held by Seller, ELRH and ELRH II and timely file all reports, statements, renewal applications and other filings, and timely pay all fees and charges in connection therewith that are required to keep such Permits in full force and effect;

(f) maintain in full force and effect substantially the same Insurance Policies now in effect with respect to the Purchased Assets, and, if applicable, renew or replace such Insurance Policies with coverage no less favorable to Seller, ELRH and ELRH II;

(g) comply in all material respects with all Environmental Laws applicable to the operation of Seller, ELRH and ELRH II, the Business or the operation of the Purchased Assets, the leasing of the Jupiter Office Lease and the Tampa Office Lease and the management of the Managed Properties;

(h) ensure that all obligations of Seller, ELRH and ELRH II and their respective Affiliates required to be performed under the Jupiter Office Lease, the Tampa Office Lease and the Assumed Contracts are satisfied in all material respects;

(i) notify Buyer in writing (as promptly as practicable) in the event that it becomes aware of any material change with respect to any Purchased Asset, Assumed Liability or Managed Property;

(j) duly and timely file or cause to be filed Tax Returns and all other material reports and returns required to be filed with any Governmental Authority and promptly pay or cause to be paid when due all Taxes and other material assessments and governmental charges, including interest and penalties levied or assessed, unless contested in good faith by appropriate proceedings; and

(k) take no action which materially adversely affects the ability of any party to (i) obtain the consents required pursuant to Section 5.06(a), or (ii) perform its covenants and agreements under this Agreement; and

(l) continue to pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts (unless such discount is consented to by the applicable counter party).

Section 7.03 Prohibited Actions Pending the Closing Date. Unless (i) otherwise expressly provided for herein, (ii) necessary to effect the transactions contemplated herein, or (iii) approved by Buyer in writing from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Seller, ELRH and ELRH II each shall not, and where applicable, cause its Affiliates to not:

(a) interfere with or disrupt Seller’s, ELRH’s or ELRH II’s relationship with any owner or lessee of any of the Managed Properties or the lessor under the Jupiter Office Lease or the Tampa Office Lease;

(b) remove any Tangible Personal Property included in the Purchased Assets from the leased premises under the Jupiter Office Lease, the Tampa Office Lease or any Managed Property;

(c) renew, extend, terminate, modify or waive, in each case, in any material respect, any term or condition of any Assumed Contract, or enter into any new real property lease or Assumed Contract;

(d) make any capital improvements to the leased premises under the Jupiter Office Lease and the Tampa Office Lease;

(e) make any commitments or representations to any applicable Governmental Authority that would in any manner be binding upon Buyer or the Purchased Assets;

(f) sell, transfer, assign, pledge, ground lease or otherwise dispose of, or agree to sell, transfer, assign, pledge, ground lease or dispose of any Purchased Asset;

(g) solicit, pursue, negotiate, work or consult with any other party with respect to (x) any possible sale, lease or transfer of any of the Purchased Assets, (y) any possible sale or other transfer of any direct or indirect ownership interests in Seller, or (z) any financing secured by any of the Purchased Assets; and

(h) execute any agreements relating to or enter into any transaction described in clause (g) above;

(i) take any action prior to the Closing outside of the Ordinary Course of Business;

(j) permit any of the Purchased Assets to become encumbered by any additional indebtedness for borrowed money;

(k) create, permit or grant any new Liens on any Purchased Asset or Managed Property (other than Permitted Liens);

(l) modify, amend or supplement, in each case, in any material respect, the terms or conditions of, or terminate, any of the Assumed Contracts;

(m) issue, deliver, transfer, license, pledge, encumber, sell, dispose of, or grant any option or other right in respect of, any ownership interest in any Purchased Asset;

(n) dispose of or permit to lapse any right to the use of any material patent, trademark, trade name, service mark, license or copyright of Seller, ELRH or ELRH II (including any of the Intellectual Property), or dispose of or disclose to any Person (other than customers, licensors and suppliers in the Ordinary Course of Business that are contractually bound to maintain the confidentiality thereof), any trade secret, formula, process, technology or know-how of Seller, ELRH or ELRH II not heretofore a matter of public knowledge;

(o) increase in any manner the base compensation of, or enter into any new bonus, incentive or other compensation agreement or arrangement with, any of its employees, officers, directors, third party contractors or consultants, except modifications to the base compensation of an employee (other than an officer or director) that are made in the ordinary course of business and consistent with past practices;

(p) other than vesting eligibility requirements that change or come into effect with the passage of time pursuant to the terms of existing Employee Plans, pay or agree to pay any additional pension, retirement allowance or other employee benefit under any Employee Plan to any of its Employees, except as may be required by the terms of any applicable plan or agreement in effect prior to the Effective Date or except as required by applicable Law;

(q) adopt, amend or terminate any Benefit Plan, which results in additional payments or benefits provided by Seller, ELRH or ELRH II or materially increase the benefits provided under any Benefit Plan applicable to and having a material effect on Seller, ELRH or ELRH II, or promise or commit to undertake any of the foregoing in the future;

(r) amend or terminate any existing employment agreement or enter into any new employment agreement, except as required by the terms of any such agreement in effect prior to the date hereof or as otherwise contemplated herein;

(s) modify or amend any Governance Document of Seller, ELRH or ELRH II;

(t) initiate or settle any lawsuit or other similar proceeding before any Governmental Authority or any arbitration panel involving the Purchased Assets without the prior written consent of Buyer;

(u) liquidate or terminate its existence;

(v) except for multifamily residential projects, create any Subsidiary to acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business or entity;

(w) directly or indirectly, solicit, encourage, or induce, or attempt to solicit, encourage, or induce (i) any employee of Seller, ELRH or ELRH II to leave the employ of Seller, ELRH or ELRH II or (ii) any independent contractor of Seller, ELRH or ELRH II to cease performing services for the benefit of Seller, ELRH or ELRH II;

(x) make or change any Tax election, change any annual accounting period, adopt or change any accounting method, file an amended Tax Return, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, settle or compromise any Tax liability, claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax affecting Seller, ELRH or ELRH II; or

(y) take any action that would materially and adversely affect the ability of the parties to consummate the transactions contemplated hereunder.

Notwithstanding the foregoing, Seller, ELRH and ELRH II may permit the Israel Discount Bank of New York to place Liens upon their assets, provided such Liens are removed as liens against the Purchased Assets at or prior to Closing.

Nothing contained in this Agreement shall give Buyer, directly or indirectly, rights to control or direct Seller’s, ELRH’s or ELRH II’s operations prior to the Closing Date.

Section 7.04 Insurance Policies. Seller, ELRH and ELRH II each shall, at its expense, keep in full force and effect through the Closing, coverage under the Insurance Policies that insure the Purchased Assets on the terms existing as at the date hereof, other than changes in the premiums on any such Insurance Policies that arise in the Ordinary Course of Business in connection with any renewal or replacement of any such Insurance Policy.

Section 7.05 Consents and Post-Closing Obligations.

(a) Seller, ELRH and ELRH II shall use their commercially reasonable efforts and promptly make all filings with, provide notices to, obtain all consents, waivers, approvals, authorizations and permits that is required or reasonably appropriate in connection with the consummation of the transactions contemplated hereby, including, without limitation, (i) those to be made with, provided to or obtained from any Governmental Authority and (ii) those to be made with, provided to or obtained from any party to any Contract as set forth on Schedule 5.06(a); and

(b) Seller, ELRH and ELRH II shall use their commercially reasonable efforts and shall promptly transfer to Buyer, all assets used in, or necessary for the operation of the Business.

Section 7.06 Other Action. Each of the Seller, ELRH and ELRH II shall, at the earliest practicable date, use its commercially reasonable efforts to take or cause to be taken all things necessary, under applicable Laws and to cause the fulfillment of all of the conditions to its obligations to consummate the transactions contemplated by this Agreement, including preparing and filing all forms, registrations, requests and notices required to obtain any requisite consent by any third party or Governmental Authority.

Section 7.07 Further Assurances. Following the Closing, Buyer, Seller, ELRH and ELRH II shall, from time to time, at the request of any other Party hereto and without further cost or expense to the requesting Party, do and perform, or cause to be done and performed, all further acts and things and shall execute and deliver all further agreements, certificates, instruments and documents as any other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. If any Party hereto receives payments from any Person to which another Party is entitled, such receiving Party shall remit such amount to the appropriate Party as promptly as practicable.

Section 7.08 Publicity; Disclosure. Except as may be required by Law or by the applicable laws of the country of Israel, or by the rules of any applicable securities law or rule, neither Seller, ELRH, ELRH II, or their respective Affiliates on the one hand, or Buyer on the other hand, may issue any press release or other public announcement relating to the subject matter of this Agreement or any of the other Transaction Documents without the prior written approval of the other.

Section 7.09 Non-Solicitation and Confidentiality.

(a) In furtherance of the consideration being paid by Buyer to Seller, ELRH and ELRH II hereunder, Seller, ELRH and ELRH II agree, on behalf of itself and its Affiliates, that, during the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (such period, the “Restricted Period”), none of Seller, ELRH or ELRH II, nor any of their respective Affiliates shall, directly or indirectly, during the Restricted Period do any of the following: (i) solicit the employment of or hire any employee of Buyer as of and immediately after the Closing (or any employee who was employed by Buyer for any type of employment within the eighteen (18) month period prior to the Closing Date) without the prior written consent of Buyer; provided, however, that nothing herein shall prohibit Seller, ELRH, ELRH II or any of their respective Affiliates from (A) making general solicitation advertisements that are not targeted at such employees, (B) hiring any such employee who contacts Seller, ELRH, ELRH II or any of their respective Affiliates on his or her own accord or (C) soliciting or hiring any such employee whose employment with Seller, ELRH or ELRH II is terminated or who does not accept Buyer’s offer of employment pursuant to Section 7.10; (ii) call on, solicit, or service any supplier, prospective supplier, licensee, licensor, or other business relation of Seller, ELRH or ELRH II with respect to products or services currently provided by the Business in order to influence or induce or attempt to influence or induce such Person to decrease or cease doing business with the Seller, ELRH or ELRH II; (iii) make any statement or do any act intended to cause existing customers of Seller, ELRH or ELRH II to make use of the services or purchase the services or products of any competitive business; or (iv) induce or attempt to induce any employee of Seller, ELRH or ELRH II to leave his or her employ or in any way interfere with the relationship between Seller, ELRH or ELRH II and their employees; provided, however, that nothing herein shall prohibit Seller, ELRH, ELRH II or any of their respective Affiliates from (x) making general solicitation advertisements that are not targeted at such employees, (y) hiring any such employee who contacts Seller, ELRH, ELRH II or any of their respective Affiliates on his or her own accord or (z) soliciting or hiring any such employee whose employment with Buyer is terminated or who does not accept Buyer’s offer of employment pursuant to Section 7.10.

(b) Seller, ELRH and ELRH II, on behalf of itself and its Affiliates, acknowledges and agrees that the length of the non-solicitation period is reasonable and narrowly drawn to impose no greater restraint than is necessary to protect the goodwill of Buyer and to protect Buyer’s legitimate ownership interest in the Business. Seller, ELRH and ELRH II, on behalf of itself and its Affiliates, considers the provisions of this Section 7.09 to be fair and reasonable in order to protect the legitimate business interests of Buyer.

(c) If Seller, ELRH, ELRH II or any Affiliate of Seller, ELRH or ELRH II breaches or threatens to commit a breach of any of the restrictive covenants set forth in this Section 7.09, then Buyer shall have the following rights and remedies against Seller, ELRH, ELRH II or such Affiliate, as applicable, which are in addition to, and not in lieu of, any other rights and remedies otherwise available to Buyer at Law or in equity for Seller’s, ELRH’s or ELRH II’s, or such Affiliate’s, as applicable, and notwithstanding anything to the contrary herein, shall not be limited to the remedies set forth in Article IX, actions:

(i) the right and remedy to have the restrictive covenants in this Section 7.09 specifically enforced against Seller, ELRH, ELRH II or its Affiliates, including temporary restraining orders and injunctions by any court of competent jurisdiction, it being agreed by Seller, ELRH and ELRH II, on behalf of itself and its Affiliates that any breach or threatened breach by Seller, ELRH or ELRH II or any of their respective Affiliates of this Section 7.09 would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer;

(ii) the right and remedy to require Seller, ELRH, ELRH II or their respective Affiliates to account for and pay over to Buyer any monies and benefits derived or received directly or indirectly by it, from any transaction constituting a breach of this Section 7.09; and

(iii) the right and remedy to collect from Seller, ELRH and ELRH II any reasonable out-of-pocket costs and fees of incurred in enforcing this Section 7.09, including reasonable attorneys’ fees.

(d) Seller, ELRH and ELRH II each shall be responsible for any breach of this Section 7.09 by any of its Affiliates.

(e) For a period of three (3) years after the Closing Date, Seller, ELRH and ELRH II shall not disclose to any third parties any Confidential Information relating to the Purchased Assets; provided, that Seller, ELRH and ELRH II may disclose Confidential Information (i) that becomes publicly available through no fault of Seller or its Affiliates, (ii) to the extent that the furnishing or use thereof is required by legal proceedings; provided, however, that Seller, ELRH and ELRH II shall promptly notify Buyer to permit Buyer to seek a protective order or take other appropriate action, or (iii) to such Seller’s legal, financial and Tax advisors.

(f) It is the desired intent of Buyer, Seller, ELRH and ELRH II that the foregoing provisions of this Section 7.09 shall be enforced to the fullest extent permissible in each jurisdiction in which enforcement is sought. Accordingly, Buyer, Seller, ELRH and ELRH II agree that if the covenants set forth in this Section 7.09 are deemed by any court or arbitrator to be invalid or unenforceable in any jurisdiction, the court or arbitrator may reduce the scope thereof or otherwise amend or reform the portion thus adjudicated to be invalid or unenforceable, such reduction, amendment or reformation to apply only with respect to the particular jurisdiction in which such adjudication is made. Seller, ELRH and ELRH II acknowledge that Buyer has no adequate remedy at law for any breach or any threatened or attempted breach by Seller, ELRH and ELRH II of the covenants and agreements set forth in this Section 7.09 and, accordingly, Seller, ELRH and ELRH II agrees that Buyer shall, in addition to the other remedies that may be available to it hereunder or at Law, be entitled to commence proceedings in equity and obtain an injunction temporarily or permanently enjoining Seller, ELRH and ELRH II from breaching or threatening or attempting any such breach of such covenants and agreements and to require compliance by Seller, ELRH and ELRH II with such covenants and agreements. For purposes of any such proceeding in equity, it shall be presumed that the remedies at Law available to Buyer would be inadequate, and that Buyer would suffer irreparable harm as a result of the violation of any provision of this Section 7.09.

Section 7.10 Employee Matters.

(a) Buyer, upon Closing, shall offer employment to each Employee, except where any such offer would violate applicable Laws, including U.S. immigration Laws, subject to the terms of the Sub-Manager Agreement. The terms of Buyer’s offers of employment to Employees pursuant to Section 7.10 shall include compensation and employee benefits as set forth on Schedule 7.10; provided, however, that, except as contemplated by any Assumed Contracts, all employees who will be executive officers of Buyer or LATA, each of whom shall report to the Chief Executive Officer of LATA, shall require approval of the Board of Directors of LATA. Nothing in this Section 7.10 or otherwise in this Agreement shall obligate the Buyer to cause Buyer to continue any term or condition of employment or any employee benefit plan, program or arrangement for any period of time or to employ any Employee for any period of time. Seller, ELRH and ELRH II will upon reasonable request by Buyer provide to Buyer all information regarding each Employee as may be necessary for Buyer to satisfy the requirements of this Section 7.10.

(b) Seller and ELRH II shall be solely responsible, and Buyer shall have no liability whatsoever, for any compensation or other amounts payable to any employee of Seller for any period relating to the service with Seller and ELRH at any time prior to the Closing Date, including, without limitation, hourly pay, commission, bonus, salary, accrued vacations, fringe, pension or profit sharing benefits, or severance pay payable to any employee of Seller, other than the Assumed Employee Liabilities.

(c) Except as contemplated by any Assumed Contract, this Section 7.10(a) is solely for the purpose of defining the obligations between Buyer and Seller and ELRH II concerning the employees of Seller and ELRH II, and will in no way (i) be construed as creating any employment contract or right to employment for any specified time, (ii) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or ELRH II, its Affiliates or any other Person other than the parties hereto and their respective successors and permitted assigns, or (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Seller, Buyer, ELRH II or any of their Affiliates.

Section 7.11 Timbercreek Rights Arrangements. Pursuant to the assignment of the Timbercreek Rights at Closing, Buyer will be entitled to receive all payments, including without limitation, all fees (including without limitation Manager Fees as defined in the Timbercreek Operating Agreement), expense reimbursements and distributions, from Timbercreek Asset Management Inc. or any of its affiliates, to which ELRH, ELRH II or Seller may be entitled under the Timbercreek Operating Agreement, the Timbercreek Rights Subcontract and any Timbercreek Property Management Agreements, including those listed on Schedule 5.14 or any other existing agreement with an affiliate of Timbercreek (collectively, the “Timbercreek Management Agreements”). Pursuant, and subject, to the Sub-Manager Agreement, Buyer (directly or through a wholly-owned affiliate), will perform all the property management services required under the Timbercreek Management Agreements in return for such assignment of such payment rights from Timbercreek Asset Management Inc. and without any additional payment therefor from ELRH, ELRH II or Seller. To the extent that the Timbercreek Management Agreements require the performance of services other than property management services, such as construction services related to capital projects, acquisition services and asset management services, such services will continue to be performed after Closing by ELRH II or an affiliate thereof. Seller, ELRH and ELRH II covenant that Buyer shall receive the same fees, distributions and other payments hereunder related to the Timbercreek Agreements, the Timbercreek Class A Units and the Timbercreek Class B Units pursuant to this Agreements as it would have received if Buyer had acquired all of the interests and rights of Seller, ELRH and ELRH II related to the Timbercreek Agreements, the Timbercreek Class A Units and the Timbercreek Class B Units as of the date hereof. None of Seller, ELRH or ELRH II, nor any of their affiliates, will be entitled to any fees, distributions, reimbursements or other payments pursuant to the Timbercreek Agreements, the Timbercreek Class A Units or the Timbercreek Class B Units after the Closing Date.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.01 Conditions Precedent To Buyer, Seller, ELRH and ELRH II. The performance of the obligations of Buyer, ELRH , ELRH II and Seller at the Closing is subject to the conditions that, prior to or simultaneously with the Closing:

(a) all of the Transaction Documents shall have been executed and delivered by the parties thereto and such parties shall have performed all obligations required to be performed by this Agreement on or prior to the Closing;

(b) the Parties hereto shall have received any and all regulatory and Governmental Authority consents required or necessary to effect the transactions contemplated in this Agreement and the other Transaction Documents; and

(c) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect issued by any court of competent jurisdiction preventing consummation of any of the transactions contemplated by this Agreement and there shall not be pending or threatened by any Governmental Authority any action, suit or proceeding (and there shall not be pending by any other Person any action, suit or proceeding, which has a reasonable likelihood of success) challenging or seeking to restrain or prohibit consummation of the transactions contemplated to occur at the Closing.

Section 8.02 Conditions Precedent To Seller’s, ELRH’s and ELRH II’s Obligations. The performance of the obligations of Seller, ELRH and ELRH II at the Closing is subject to the conditions that, prior to or simultaneously with the Closing:

(a) the representations and warranties made by Buyer in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though they were made on and as of the Closing Date (except to the extent that any such item expressly relates to an earlier date, in which case such item shall be true and correct on and as of such earlier date); and

(b) Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions contained in this Agreement that are required to be performed or complied with by Buyer prior to or at the Closing Date; provided, that all covenants, agreements and conditions that are qualified by materiality shall have been performed and complied with in all respects.

Section 8.03 Conditions Precedent To Buyer’s Obligations. The performance of the obligations of Buyer at the Closing is subject to the conditions that, prior to or simultaneously with the Closing:

(a) the representations and warranties made by Seller, ELRH and ELRH II in this Agreement (i) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects and (ii) that are not so qualified shall be true in all material respects, in each case, on and as of the Closing Date with the same effect as though they were made on and as of the Closing Date (except to the extent that any such item expressly relates to an earlier date, in which case such item shall be true and correct on and as of such earlier date);

(b) the Parties shall have received each of the consents listed on Schedule 8.03(b), including, without limitation, the IDB Consent and the Timbercreek Consent;

(c) Seller, ELRH and ELRH II and their respective Affiliates shall have performed and complied in all material respects with all covenants, agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing Date; provided, that all covenants, agreements and conditions that are qualified by materiality shall have been performed and complied with in all respects; and

(d) no fire, explosion, earthquake, disaster, accident, flood, drought, embargo, riot, civil disturbance, uprising, activity of the armed forces or act of God or public enemy or any other event or circumstance shall have occurred or been threatened that, individually or in the aggregate with others, has resulted in or would reasonably be expected to result in a Material Adverse Effect.

Section 8.04 Frustration of Closing Conditions. None of Buyer, Seller, ELRH or ELRH II may rely on the failure of any condition set forth in Article VIII to be satisfied if such failure was caused by its or its Affiliates’ failure to act in good faith or to cooperate and use all commercially reasonable efforts to cause the Closing to occur as required by this Agreement.

Section 8.05 Termination. Buyer and Seller may terminate this Agreement as provided below:

(a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if the Closing has not occurred on or prior to the Outside Date, by reason of the failure of any condition set forth in Section 8.01 or Section 8.03 to have been satisfied; provided, that the right of Buyer to terminate this Agreement under this Section 8.05(b) shall not be available if Buyer has breached in any material respect any of its obligations under this Agreement in a manner that has contributed to the failure to consummate the Closing at or prior to such time; and

(c) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if the Closing has not occurred on or prior to the Outside Date, by reason of the failure of any condition set forth in Section 8.01 or Section 8.02 to have been satisfied; provided, that the right of Seller to terminate this Agreement under this Section

8.05(c) shall not be available if Seller has breached in any material respect its obligations under this Agreement in a manner that has contributed to the failure to consummate the Closing at or prior to such time.

Section 8.06 Effect of Termination. If Buyer or Seller terminates this Agreement pursuant to Section 8.05, all obligations and liabilities of the Parties under this Agreement shall terminate and become void; provided, that (a) nothing herein shall relieve any Party from liability for any breach of any representation, warranty, covenant or agreement in this Agreement prior to the date of termination and (b) Section 8.05, this Section 8.06, Article IX and Article X shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE IX

SURVIVAL AND INDEMNIFICATION

Section 9.01 Survival. The representations, warranties, covenants and agreements contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing, and thereafter (a) the representations and warranties contained in Sections 5.01, 5.02, 5.05, 5.14(c), 6.01, 6.02, and 6.05, shall not expire, (b) the representations and warranties contained in Sections 5.17(a), 5.19, 5.20 and 5.21 shall survive for the statute of limitations period applicable to the subject matter of such representations and warranties (including any extensions, tolling or waivers thereof) plus 60 days, (c) the balance of the representations and warranties contained in Article V shall survive for a period of eighteen (18) months after the Closing Date. The covenants and agreements shall not expire except that those covenants and agreements that by their terms are to be performed or complied with for a shorter period of time shall survive only until the expiration of such shorter time period. Any claim that has been asserted in accordance with Section 9.04 and that is pending on the date of the expiration of the applicable survival period set forth in the immediately preceding sentence may continue to be asserted and shall be indemnified against until fully and finally resolved.

Section 9.02 Indemnification of Buyer. Seller, ELRH and ELRH II, jointly and severally, indemnify, defend and hold Buyer and its Affiliates and each of their respective directors, officers, employees, agents, shareholders, members, managers equity holders, partners, attorneys and agents (collectively, the “Buyer Indemnified Parties”), harmless from and against (a) any and all Losses incurred by any Buyer Indemnified Party arising out of, resulting from or relating to any breach or inaccuracy of any of the representations and warranties made by Seller, ELRH or ELRH II in this Agreement; (b) any failure of Seller, ELRH or ELRH II or their respective Affiliates to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or any of the agreements or instruments delivered by Seller or any of their respective Affiliates pursuant to this Agreement; (c) any Losses incurred by any Buyer (“Buyer Losses”) as a result of Seller, ELRH or ELRH II experiencing a Bankruptcy Event, including but not limited to, Losses incurred as a result of a rejection of this Agreement by any court of competent jurisdiction as a result of a Bankruptcy Event or any third party claims alleging this Agreement constitutes a fraudulent conveyance under applicable Laws; (d) any-Pre-Closing Taxes; and (e) any Liabilities of Seller, ELRH, ELRH II or otherwise relate to the Business that occurred prior to the Closing and any other Retained Liabilities or otherwise related to any Excluded Assets.

Section 9.03 Indemnification of Seller. Buyer shall indemnify, defend and hold Seller, ELRH and ELRH II, their respective Affiliates and each of their respective directors, officers, employees, agents, shareholders, members, managers equity holders, partners, attorneys and agents (collectively, the “Seller Indemnified Parties”) harmless from and against (a) any and all Losses incurred by any Seller Indemnified Party arising out of, resulting from or relating to any breach or non-fulfillment of any covenant or agreement made by Buyer under this Agreement; (b) any breach or inaccuracy in the representations and warranties of Buyer contained in this Agreement; (c) any Post-Closing Taxes; (d) the Assumed Liabilities; and (e) the ownership of the Purchased Assets from and after the Closing.

Section 9.04 Procedure.

(a) A Person seeking indemnification hereunder (an “Indemnified Party”) shall give a written notice (a “Notice of Claim”) specifying the facts constituting the basis for its claim and, the applicable provision(s) of this Agreement upon which the Indemnified Party relies for its demand and a good faith estimate of the amount of the claim, to the Person(s) from whom indemnification is sought hereunder (an “Indemnifying Party”) prior to the expiration of the applicable survival period set forth in Section 9.01.

(b) If the claim is not a Third Party Claim, the Indemnifying Party shall have thirty (30) calendar days after receipt of the Notice of Claim to notify the Indemnified Party in writing that it disputes such claim. If no such dispute is received by the Indemnified Party within thirty (30) calendar days after receipt of the Notice of Claim, the claim shall be deemed to be allowed.

(c) If an Indemnified Party is seeking indemnification because of a claim asserted by any claimant other than an Indemnified Party (a “Third Party”), the Indemnified Party shall deliver a Notice of Claim to the Indemnifying Party promptly after receiving notice from such third party (and in any event within fifteen (15) days after receiving notice from a Third Party); provided, however, that the right of a Person to be indemnified hereunder in respect of claims made or alleged by a Third Party (a “Third Party Claim”) shall not be adversely affected by a failure to give such notice unless the Indemnifying Party is prejudiced thereby. All notices given with respect to a Third Party Claim shall describe with reasonable specificity the Third Party Claim, the basis of the Third Party’s claim for indemnification and the amount of Losses (or a reasonable estimate thereof). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume and conduct the defense of the Third Party Claim with counsel reasonably acceptable to the Indemnified Party; provided, that (i) the Third Party Claim solely seeks (and continues to solely seek) monetary damages (unless such Third Party Claims seeks equitable relief against any Person other than a Buyer Indemnified Party), and (ii) no conflict of interest arises that, under applicable principles of legal ethics, in the reasonable judgment of counsel to the Indemnified Party, would prohibit a single counsel from representing both the Indemnifying Party and the Indemnified Party in connection with the defense of such Third Party Claim. The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Party Claim with its own counsel at its own expense; provided, however, that if (A) any of the conditions described in clauses (i)–(ii) above fails to occur or ceases to be satisfied, or (B) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim in the reasonable judgment of the Indemnified Party, then the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred by the Indemnified Party in connection with such defense. If the Indemnifying Party elects not to defend the Indemnified Party with respect to such Third Party Claim, or fails to notify the Indemnified Party of such election within a reasonable period of time based on the particular circumstances of the Third Party Claim (which in any event, shall not exceed ten (10) calendar days after receipt of the Notice of Claim), the Indemnified Party shall have the right, at its option, to assume and control defense of the matter at the expense of the Indemnifying Party, in such manner as it may deem reasonably appropriate. The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Section 9.04(c), may not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim that (1) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a complete release from all liability in respect of such Third Party Claim, (2) grants any injunctive or equitable relief or (3) may reasonably be expected to have a material adverse effect on the Indemnified Party or any business thereof. The Indemnified Party may not settle any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party or which is otherwise being defended by the Indemnified Party in accordance with the terms of this Section 9.04(c), without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). Subject to attorney-client privilege and other confidentiality obligations, each of the Parties shall and shall cause their Affiliates (and their respective officers, directors, employees, consultants and agents) to, make available to the other(s) all relevant information in his or its possession relating to any such Third Party Claim which is being defended by the other Party and shall otherwise reasonably cooperate in the defense thereof. The Indemnifying Party shall be subrogated to the rights and claims of the Indemnified Party, if any, with respect to any Losses paid by the Indemnifying Party under this Article IX.

(d) For purposes of calculating any Losses resulting from an inaccuracy in, misrepresentation of or breach of, any representation or warranty contained in this Agreement, the terms “material,” “materiality,” “material adverse effect” or similar qualifications contained in such representations and warranties shall be disregarded.

Section 9.05 Payment. A claim for indemnification under this Article IX shall be deemed finally determined upon the occurrence of any of the following: (a) it is deemed allowed under Section 9.04(a); (b) entry of any final judgment or award rendered by a court of competent jurisdiction; (c) full execution of a settlement of a Third Party Claim executed by both the Indemnified Party and the Indemnifying Party or (d) the execution by the Indemnifying Party and Indemnified Party of a mutually binding settlement agreement with respect to a claim. To the extent that any of Seller, ELRH or ELRH II has any obligations to indemnify a Buyer Indemnified Party for Losses, such obligations shall be satisfied first, by setting off such amount by cancelling Restricted Units having a value equal to such Losses, second by setting off against any unpaid principal amount of any Promissory Note delivered hereunder; and, finally, by collecting the amount of any remaining Losses from any of such parties. Notwithstanding the foregoing, Losses pursuant to a breach of Section 5.14(c) shall be satisfied in immediately available funds to a bank account specified by written notice from Buyer to Seller.

Section 9.06 Limitations on Indemnification.

Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any right to indemnification under this Article IX with respect to any Losses or alleged Losses if such matter was determined as part of the purchase price adjustment procedures set forth in Section 3.02 or Section 3.03.

Section 9.07 Reductions for Insurance Proceeds and Other Recoveries. The amount of Losses that any Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to this Article IX shall be reduced by any insurance proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnified Party, in respect of the related Losses, less any reasonable expenses incurred by the Indemnified Party to obtain such insurance or other proceeds and less any increase in premiums for insurance related to such Loss (“Recoverable Proceeds”). The existence of a claim by an Indemnified Party for monies from an insurer or against a third party in respect of any Losses shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather, the Indemnifying Party shall make payment in full of the amount determined to be due and owing by it against an assignment by the Indemnified Party to the Indemnifying Party of the entire claim of the Indemnified Party for the insurance proceeds or against such third party, and thereafter, the Indemnified Party shall refund all Recoverable Proceeds to the Indemnifying Party promptly upon receipt. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party shall be (a) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (b) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnified Party has received the payment required by this Agreement from an Indemnifying Party in respect of any Losses and later receives insurance proceeds or other amounts in respect of such Losses, then such Indemnified Party shall hold such insurance proceeds or other amounts in trust for the benefit of the Indemnifying Party and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such insurance proceeds or other amounts received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such Losses (or, if there is more than one Indemnifying Party, the Indemnified Party shall pay each Indemnifying Party, its proportionate share (based on payments received from the Indemnifying Parties of such insurance proceeds)).

Section 9.08 Limits on Damages. Notwithstanding any other terms in this Agreement, except in the case of a Third Party Claim or claims for fraud or intentional misrepresentation or knowing and intentional breach of this Agreement; provided, however, that any negligent breach, inadvertent breach or immaterial breach hereunder shall not deemed to be a knowing and intentional breach for purposes of this Section 9.08, Losses shall not include special, incidental, indirect, consequential, punitive or exemplary damages or claims for diminution of value, including consequential damages resulting from business interruption, lost Tax or income Tax benefits, increased insurance premiums or lost profits or other Losses based upon any multiplier of Buyer’s earnings, including earnings before interest, depreciation or amortization or any other metric, unless such Losses relate to the loss of revenue from a Management Agreement, in which event Losses shall be multiplied by 2.699. Buyer shall not be authorized to initiate any claims for indemnification under this Article IX unless Buyer Indemnified Parties have suffered Losses, in the aggregate, in excess of Fifty Thousand Dollars ($50,000.00), in which event Buyer Indemnified Parties may seek recovery of such Losses in full, including the first Fifty Thousand Dollars ($50,000.00). The maximum amount of damages that Buyer Indemnified Parties may recover hereunder shall not exceed the Purchase and Contribution Consideration.

Section 9.09 Sole and Exclusive Remedy. The remedies provided in this Article IX shall be the sole and exclusive remedies of the Parties for any and all Losses arising out of, relating to, or resulting from, any breach of any of the representations, warranties, covenants and agreements contained in this Agreement, any other Transaction Document, or otherwise relating to the transactions contemplated by this Agreement or the other Transaction Documents; provided, however, that nothing herein is intended to waive or otherwise limit any claims for Losses arising out of, relating to, or resulting from fraud or intentional misrepresentation.

Section 9.10 Transfer Rights and Indemnification Guaranties.

(a) Seller, ELRH and ELRH II covenant and agree that, from the Closing Date to the fifteen month anniversary of the Closing Date, neither will transfer the Restricted Units, except as expressly permitted in this Section 9.10. The transfer of any Restricted Units as authorized by this Section 9.10 shall not in any way impair or limit the rights, or priority, of Buyer to cancel and cause Seller, ELRH, ELRH II or any such permitted transferee to forfeit such Restricted Units in accordance with this Article IX. Any such transferee shall agree to be bound by the obligations of Seller, ELRH and/or ELRH II, as applicable, pursuant to this Article IX and Section 3.02 and 3.03 herein.

(b) Seller, ELRH and ELRH II may (i) transfer the Restricted Units, subject to the obligations set forth in subsection (a) above, to any direct or indirect owners of Seller, ELRH and ELRH II, and/or (ii) pledge the Restricted Units and Promissory Note, subject to the obligations set forth in subsection (a) above, to the Israel Discount Bank of New York or its Affiliates to secure the IDB Loans, provided in each event that the transferor provides notice of such transfer to Buyer and, if reasonably requested by Buyer, provides an opinion of legal counsel, reasonably satisfactory to Buyer, that such transfer is not in violation of applicable Securities Laws, and such transfer or pledge shall not have an adverse effect as to Buyer’s rights pursuant to Article III and Article IX hereof. Notwithstanding anything to the contrary in this Section 9.10, no transfer or pledge shall be made if in the reasonable opinion of Buyer or LATA such transfer or pledge could cause an adverse effect on Buyer or LATA, including without limitation, due to its tax status as a real estate investment trust.

ARTICLE X

MISCELLANEOUS

Section 10.01 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall take all such reasonable necessary action to (a) execute and deliver to each other such other documents and (b) do such other acts and things as a party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 10.02 Expenses. Each of the Parties shall bear its expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 10.03 No Assignment; Successors and Assigns. The rights and obligations of the Parties under this Agreement may not be assigned without the prior written consent of the other Parties to this Agreement; provided, that Buyer may assign its rights under this Agreement to a wholly-owned Subsidiary or Affiliate of Buyer, but such assignment shall not relieve Buyer of its obligations or liabilities under this Agreement. Subject to the preceding sentence and, except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 10.04 Headings. The headings contained in this Agreement are included for purposes of convenience only, and will not affect the meaning or interpretation of this Agreement.

Section 10.05 Entire Agreement, Integration, Modification and Waiver. This Agreement (including all Exhibits and Seller Representation Schedules attached hereto which are hereby incorporated herein and made a part of this Agreement as if set forth in full herein), together with the other Transaction Documents and the certificates or other instruments delivered hereunder or thereunder, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior understandings of the Parties with respect to the subject matter hereof. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement will be deemed to be or shall constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.

Section 10.06 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or Law will be deemed also to refer to all rules and regulations promulgated under such Law, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. Terms defined in the singular shall include the plural and vice versa. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits, Schedules and Seller Representation Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

Section 10.07 Severability. If any provision of this Agreement or the application of any provision of this Agreement to any Party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such Party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

Section 10.08 No Third Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person (including employees or contractors of Seller) other than the Parties, their respective successors and permitted assigns, each of the Buyer Indemnified Parties under Section 9.02 and Seller Indemnified Parties under Section 9.03.

Section 10.09 Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given when delivered in person, one (1) Business Day after having been dispatched by a nationally recognized overnight courier service or three (3) Business Days after having been deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, or nationally-recognized overnight courier, to the appropriate Party at the address or facsimile number specified below:

If to Seller, ELRH or ELRH II to:

c/o Landmark Residential

825 Parkway Street, Suite 4

Jupiter, Florida 33477

Attention: Joseph G. Lubeck

with a copy (which shall not constitute notice) to:

Greenspoon Marder

Trade Centre South

100 West Cypress Creek Road, Suite 700

Fort Lauderdale, FL 33309

Attention: Michael H. Krul

If to Buyer, to:

c/o Landmark Apartment Trust of America, Inc.

4901 Dickens Road, Suite 101

Richmond, VA 23230

Attention: Stanley J. Olander, Jr.

with a copy (which shall not constitute notice) to:

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, NE

Atlanta, Georgia 30326

Attention: Heath D. Linsky, Esq.

Any Party may change its address for the purposes of this Section 10.09 by giving notice as provided in this Agreement.

Section 10.10 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the Laws of the Commonwealth of Virginia without regard to principles of conflicts of Law.

Section 10.11 Forum Selection; Consent to Service of Process; Waiver of Jury Trial. Each Party hereby irrevocably (a) submits to the exclusive jurisdiction of any state court sitting in Alexandria, Virginia or any federal court sitting in the Eastern District of Virginia in any Action arising out of or relating to this Agreement, (b) agrees that all claims in respect of such Action may be heard and determined only in any such court, (c) hereby waives any claim of inconvenient forum or other challenge to venue in such court and (d) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Seller agrees to cause Seller Indemnified Parties, and Buyer agrees to cause Buyer

Indemnified Parties, to comply with the foregoing as though such Indemnified Party was a Party to this Agreement. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS INDEMNIFIED PARTIES TO IRREVOCABLY WAIVE, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Section 10.12 Maintenance of and Access to Records. Buyer, Seller, ELRH and ELRH II each agree that they shall preserve the records held by each of them relating to the Business for a period of seven (7) years commencing on the Closing Date. Buyer, Seller, ELRH and ELRH II each agree that each shall make such records and personnel available to the other as may be reasonably required in connection with, among other things, any insurance claims by, legal proceedings against (other than legal proceedings by Buyer, on the one hand or Seller, ELRH or ELRH II on the other hand, against the other) or governmental investigations involving any Party or in order to enable any Party to comply with their respective obligations under this Agreement and the other Transaction Documents; provided, that to the extent that disclosing any such information would reasonably be expected to constitute a waiver of attorney-client, work product or other privilege with respect thereto, the Parties shall take all commercially reasonable action to prevent a waiver of any such privilege, including entering into an appropriate joint defense agreement in connection with affording access to such information. The access provided pursuant to this Section 10.12 shall be subject to such additional confidentiality provisions as the disclosing Party may reasonably deem necessary. If any Party wishes to destroy (or permit to be destroyed) such records prior to the end of the seven-year period described above, such Party shall first give 90 days prior written notice to the other and such other Party will have the right at its option and expense, upon prior written notice given to such Party within that 90 day period, to take possession of the records within 180 days after the date of such notice.

Section 10.l3 Counterparts and Electronic Signatures. This Agreement may be executed in one or more counterparts, and counterparts may be exchanged by electronic transmission, each of which will be deemed an original, but all of which together constitute one and the same instrument.

Section 10.14 Specific Performance. Seller, ELRH and ELRH II, on the one hand, and Buyer, on the other hand, acknowledge and agree that a breach of this Agreement would cause irreparable damage to the other Parties hereto and that the other Parties hereto will not have an adequate remedy at Law. Therefore, the obligations of the Parties under this Agreement, including Seller’s obligation to sell and contribute the Purchased Assets to Buyer, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

[Signatures on the following page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

BUYER:

LANDMARK APARTMENT TRUST OF AMERICA HOLDINGS, L.P.

By:

Landmark Apartment Trust of America, Inc., its
General Partner

By:	/s/ Stanley J. Olander
Name:	Stanley J. Olander
Title:	Chief Executive Officer

SELLER:

ELCO LANDMARK RESIDENTIAL MANAGEMENT LLC

By:	/s/ Joseph G. Lubeck
Name:	Joseph G. Lubeck
Title:	President

ELRH:

ELCO LANDMARK RESIDENTIAL HOLDINGS LLC

By:	/s/ Joseph G. Lubeck
Name:	Joseph G. Lubeck
Title:	President

ELRH II:

ELCO LANDMARK RESIDENTIAL HOLDINGS II LLC

By:	/s/ Joseph G. Lubeck
Name:	Joseph G. Lubeck
Title:	President

SIGNATURE PAGE TO ASSET PURCHASE AND CONTRIBUTION AGREEMENT